UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 6, 2013

To our shareholders:

You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. C.D.T. on April 18, 2013, at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.

Stewart Enterprises is again taking advantage of the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials to shareholders by allowing them to access material on the internet instead of mailing a printed set to each shareholder, unless the shareholder requests delivery by traditional mail or electronically by email. We believe this approach provides our shareholders with the proxy materials they need, while reducing printing and postage costs and reducing the environmental impact of our annual meeting. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials (“Notice”) to certain shareholders. The Notice contains instructions on how to access our proxy statement and annual report to shareholders on the internet, as well as how to vote online, by telephone, or in person at the annual meeting.

Regardless of how many shares you own, it is important that your shares be represented at the meeting. Please vote your shares by internet or telephone (or, if you received a printed set of materials by mail, by returning the accompanying proxy card) as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares may be found in our proxy statement.

Sincerely, /s/ Frank B. Stewart, Jr. Frank B. Stewart, Jr. Chairman of the Board

STEWART ENTERPRISES, INC.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:

You are cordially invited to the 2013 annual meeting of our shareholders to be held at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121, on April 18, 2013 at 11:00 a.m. C.D.T., for the following purposes:

•	to elect seven directors to serve a one-year term of office expiring at our 2014 annual meeting;

•	to hold an advisory vote on our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to ratify the retention of our independent registered public accounting firm for the fiscal year ending October 31, 2013; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

This year, instead of mailing a printed copy of our proxy materials, including our annual report, to each shareholder of record, we provided access to these materials on the internet as allowed. This reduces the amount of paper necessary to produce these materials, as well as our costs associated with printing and mailing these materials to all shareholders. On March 6, 2013, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain shareholders of record as of February 19, 2013, and posted our proxy materials on the web address provided in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials at the web address indicated in the Notice or may request a set of our proxy materials to be delivered by traditional mail or electronically by email. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis in the future.

If you received a printed copy of the materials, we have enclosed a copy of our annual report to shareholders with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Lisa T. Winningkoff Lisa T. Winningkoff Secretary

Jefferson, Louisiana

March 6, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL SHAREHOLDER MEETING ON APRIL 18, 2013.

This proxy statement and our 2012 annual report are available at

http://www.edocumentview.com/STEI

STEWART ENTERPRISES, INC.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING, AND VOTING

Q:	Why am I receiving these proxy materials?

A:	The board of directors of Stewart Enterprises, Inc. (the “Company”) is soliciting your proxy to vote at the 2013 annual meeting of shareholders because you owned shares of our Class A and/or Class B common stock at the close of business on February 19, 2013, the record date for the meeting, and are therefore entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, and our 2012 annual report are being made available to shareholders beginning March 6, 2013. We have made these materials available to shareholders on the internet and, in some cases, have delivered printed proxy materials to you. This proxy statement summarizes the information you need to know in order to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a full set of proxy materials?

A:	In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may deliver to shareholders our proxy materials, including this proxy statement and our 2012 annual report, by providing access to these documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. The Notice will instruct you as to how you may access and review the proxy materials on the internet. The Notice also instructs you as to how you may submit your vote via the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting the materials in the Notice.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at our corporate headquarters, 1333 South Clearview Parkway, Jefferson, Louisiana 70121, on April 18, 2013 at 11:00 a.m. C.D.T.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy to vote on all matters scheduled to come before our 2013 annual meeting of shareholders. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet or by phone, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed.

Q:	What will I be voting on?

A:	At the annual meeting, our shareholders will be asked (1) to elect seven directors to serve a one-year term of office expiring at our 2014 annual meeting, (2) to approve our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote), and (3) to ratify the retention of our independent registered public accounting firm for the fiscal year ending October 31, 2013. The board of directors does not know of any additional matters to be presented at our 2013 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Q:	How many votes may I cast?

A:	For all matters, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date.

Q:	How many votes can be cast by all shareholders?

A:	As of the record date, we had 81,816,169 shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes. Accordingly, at the meeting, 117,366,369 votes can be cast by all shareholders. As of the record date, Frank B. Stewart, Jr. beneficially owned 6,350,777 shares of our Class A common stock and all outstanding shares of our Class B common stock, entitling him to cast 41,900,977 votes for each matter brought before the meeting.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present or represented by proxy to conduct a meeting of our shareholders. Therefore, at our 2013 annual meeting, shares with at least 58,683,186 votes must be present in order for a quorum to exist.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare (formerly BNY Mellon Shareowner Services), you are considered, with respect to those shares, the “shareholder of record.” The Notice and/or proxy materials have been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank, or nominee.

Q:	What if I do not vote?

A:	Shares held in your name: If you do not vote the shares held directly in your name, your shares will not be voted.

Shares held in street name: If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.

Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is generally considered a “routine” matter. The proposal to elect directors and the say-on-pay vote are generally considered “non-routine” matters; therefore, if you do not provide voting instructions on those proposals, your shares will not be voted on those proposals.

A “broker non-vote” occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which you have not given voting instructions.

Q:	What vote is required to approve each item? How are broker non-votes counted?

A:	Our bylaws provide that directors are elected by a plurality of the votes cast by holders of Class A common stock and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the nominees for available directorships who receive the highest number of affirmative votes cast are elected.

You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes, and broker non-votes will have no effect on the plurality vote for the election of directors.

The say-on-pay vote and the ratification of the retention of our independent registered public accounting firm will each be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote with respect to such matter at the annual meeting. All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote with respect to such matter at the annual meeting, except as otherwise provided by statute, our articles of incorporation, or our bylaws.

With respect to all proposals on the ballot other than the election of directors, and with respect to any other matter that is properly brought before the meeting, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for establishing a quorum.

Q:	How do I vote?

A:	Record holders: You may vote your shares by internet or telephone by following the information provided on the Notice or, if you have received a printed set of proxy materials, by filling out the proxy card and returning it in the postage paid return envelope.

Street holders: If your shares are held in street name, you must vote in accordance with the voting instruction form provided by your broker, bank, or nominee. The availability of telephone and internet voting will depend on your broker’s or bank’s voting process.

In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by timely delivering a proxy with a later date, or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or internet, the persons named as proxies will vote your shares:

(1)	FOR each of the seven director nominees;

(2)	FOR approval of the compensation of our Named Executive Officers as disclosed in this proxy statement; and

(3)	FOR the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, they will be entitled to vote your shares with respect to the proposal to ratify the retention of our independent registered public accounting firm but not on any of the other proposals.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. Our directors, officers, and employees may request the return of proxies by mail, telephone, internet, facsimile, telegram, or personal interview. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q:	How can shareholders present proposals for inclusion in our proxy materials relating to our 2014 annual meeting?

A:	Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2014 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 6, 2013.

All shareholder proposals must also comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements.

Any shareholder who wishes to present a proposal at our 2014 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 6, 2013, but this date is subject to change in accordance with our bylaws. If the date of our 2014 annual meeting is 30 calendar days earlier or later than April 18, 2014, then notice must be received no earlier than 90 days and no later than 60 days prior to the meeting, unless shareholders are given less than 70 days notice of the meeting, in which case the Secretary must receive notice of the shareholder proposal by the tenth day following the date that notice of the meeting was mailed or disclosed. The notice must contain:

(1)	a complete and accurate description of the proposal;

(2)	a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the actual meeting date;

(3)	the shareholder’s name, address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and

(4)	a complete and accurate description of any material interest of the shareholder in the proposal.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of February 19, 2013, the entities named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described in the next table.

Beneficial Owner	Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Pentwater Capital Management 227 West Monroe St., Suite 4000 Chicago, IL 60606	Class A	10,800,000	(2)	13.2%

Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	Class A	6,999,708	(3)	8.6%

NewSouth Capital Management, Inc. 999 S. Shady Grove Rd., Suite 501 Memphis, TN 38120	Class A	6,283,191	(4)	7.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Class A	5,512,547	(5)	6.7%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A	4,074,211	(6)	5.0%

(1)	Calculated on the basis of 81,816,169 shares of Class A common stock outstanding on February 19, 2013.
(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2013 by Pentwater Capital Management (“Pentwater”) indicating that all shares shown as beneficially owned are held with sole voting and investment power. Pentwater possesses sole voting power over all of the 10,800,000 shares.
(3)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2013 by Dimensional Fund Advisors, LP (“Dimensional”). Dimensional possesses voting and/or investment power over these shares in its capacity as investment advisor to certain registered investment companies, commingled group trusts, and separate accounts (the “Funds.”) Although Dimensional reports that it has sole voting power over 6,933,184 of these shares, and sole investment power over all 6,999,708 shares, it disclaims beneficial ownership of all reported shares, which are beneficially owned by the Funds, none of which individually owns more than 5% of the outstanding shares of our Class A common stock.
(4)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 8, 2013 by NewSouth Capital Management, Inc. (“NewSouth”), which holds these shares for the benefit of certain clients for whom it serves as investment advisor. NewSouth possesses sole voting power over 5,256,591 of these shares, and sole investment power over all 6,283,191 shares. NewSouth reports that, to its knowledge, none of its clients individually beneficially owns more than 5% of the outstanding shares of our Class A common stock.
(5)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 4, 2013 by BlackRock, Inc., indicating that all shares shown as beneficially owned are held with sole voting and investment power.
(6)	Based solely on information contained in a Schedule 13G filed with the SEC on February 7, 2013 by The Vanguard Group (“Vanguard”) which holds these shares for the benefit of certain clients for whom it serves as an investment advisor. Vanguard possesses sole voting power over 127,034 of these shares and no voting power over any of the other reported shares. Vanguard possesses sole investment power over 3,951,877 shares and shares investment power over the remaining 122,334 reported shares. Vanguard reports that, to its knowledge, none of its clients individually beneficially owns more than 5% of the outstanding shares of our Class A Common Stock.

Stock Ownership of Management

The table below sets forth certain information concerning the beneficial ownership, as of February 19, 2013, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Director Nominees
Frank B. Stewart, Jr.(2)	Class A	6,350,777	(3)	7.8%
	Class B	3,555,020	(4)	100.0%
Thomas M. Kitchen	Class A	862,228	(5)	1.0%
John B. Elstrott, Jr.	Class A	24,185	(6)	*
Alden J. McDonald, Jr.	Class A	98,555	(7)	*
Ronald H. Patron	Class A	91,120	(8)	*
Ashton J. Ryan, Jr.	Class A	85,120	(8)	*
John K. Saer, Jr.	Class A	24,532	(9)	*

Named Executive Officers(10)
Lewis J. Derbes, Jr.	Class A	185,132	(5)	*
Kenneth G. Myers, Jr.	Class A	340,843	(5)	*
Lawrence B. Hawkins	Class A	406,381	(5)	*
G. Kenneth Stephens, Jr.	Class A	341,120	(5)	*

All directors and executive officers as a group (20 persons)(11)	Class A	9,519,313	(12)	11.4%
	Class B	3,555,020		100.0%

*	Less than 1 percent.

(1)	Calculated on the basis of 81,816,169 shares of Class A and 3,555,020 shares of Class B common stock outstanding as of February 19, 2013, and includes any shares the director, officer, or group has the right to acquire within 60 days.
(2)	Mr. Stewart’s mailing address is 111 Veterans Memorial Boulevard, Suite 160, Metairie, Louisiana 70005.
(3)	Includes 79,868 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 353,880 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.
(4)	Mr. Stewart owns 100% of our outstanding shares of Class B common stock. Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 19, 2013, Mr. Stewart beneficially owned shares of Class A and B common stock having 41,900,977 votes, which represents approximately 35.3% of our total voting power.
(5)	The total number of shares of Class A common stock shown as beneficially owned by each Named Executive Officer includes the following:

Named Executive Officer	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Held for the Executive’s Benefit under the Stewart Enterprises Employees’ Retirement Trust (“SEERT”)*	Shares of Restricted Stock as to which the Executive has Sole Voting Power but No Investment Power
Thomas M. Kitchen	365,000	—	240,000
Lewis J. Derbes, Jr.	86,000	—	68,333
Kenneth G. Myers, Jr.	185,375	—	95,002
Lawrence B. Hawkins	187,500	6,589	60,000
G. Kenneth Stephens, Jr.	185,000	4,725	51,668

*	Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT investment funds.
(6)	Includes 16,185 shares that Mr. Elstrott is required to retain until he ceases to serve on our board of directors.
(7)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which he shares voting and investment power and 83,350 shares that he is required to retain until he ceases to serve on our board of directors.
(8)	For each of Messrs. Patron and Ryan, includes 76,120 shares that the director is required to retain until he ceases to serve on our board of directors.
(9)	Includes 24,532 shares that Mr. Saer is required to retain until he ceases to serve on our board of directors.
(10)	Information regarding shares beneficially owned by Thomas M. Kitchen, our President and Chief Executive Officer, who is a Named Executive Officer in addition to Messrs. Derbes, Myers, Hawkins, and Stephens, appears immediately above under the caption “Directors and Director Nominees.”
(11)	As of February 19, 2013, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately 38.0% of our total voting power.

(12)	The total amount of Class A common stock reported here includes: 1,350,625 shares that such persons have the right to acquire within 60 days through the exercise of options; 49,740 shares held for such person’s benefit under the SEERT (see description in note 5); 716,665 shares of restricted stock for which such persons have sole voting but no investment power; 356,175 shares held by non-employee directors that may not be sold until the director no longer serves on our board; and 362,280 shares for which the reporting director or officer shares voting and investment power.

ELECTION OF DIRECTORS (PROPOSAL 1)

Our directors are elected annually. Under our bylaws, directors are elected by plurality vote.

Upon the recommendation of our corporate governance and nominating committee, the board has re-nominated each of our seven current directors to serve another one-year term of office expiring at our 2014 annual meeting and until his successor is duly elected and qualified.

Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy intend to vote each of the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees, and proxies may be voted for any substitute nominee designated by our board. If the board does not designate any substitute nominees, the size of our board will be reduced automatically by the total number of nominees withdrawn from consideration. Our board has no information or reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than seven nominees.

Our board unanimously recommends that you vote “FOR” each of the following seven nominees: John B. Elstrott, Jr., Thomas M. Kitchen, Alden J. McDonald, Jr., Ronald H. Patron, Ashton J. Ryan, Jr., John K. Saer, Jr., and Frank B. Stewart, Jr.

Biographic information for each director nominee is detailed below. Each director nominee’s biography contains information regarding his tenure as a director, his business experience, other public company directorships held currently or at any time during the last five years, and his experiences, qualifications, attributes, or skills that led the corporate governance and nominating committee and our board to determine that he should serve as a director of our Company.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
John B. Elstrott, Jr., 64

John B. Elstrott, Jr., Ph.D., who currently serves as our Lead Independent Director, is the Emeritus Executive Director of the Levy-Rosenblum Institute for Entrepreneurship and Professor of Practice at Tulane University’s Freeman School of Business. Dr. Elstrott teaches graduate-level courses in entrepreneurship and, through his work at the Levy-Rosenblum Institute, helps to coordinate joint academic, government, and business initiatives designed to stimulate private enterprise. He has also invested personally in many entrepreneurial ventures. Prior to joining the Tulane University faculty, Dr. Elstrott was Chief Financial Officer of Celestial Seasonings, Inc.

Since 1995, Dr. Elstrott has served as a director of Whole Foods Market, Inc. (“Whole Foods”), a Fortune 300 company and the world’s leader in natural and organic foods with more than 300 stores in North America and the United Kingdom. He currently serves as the Chairman of the Board of Whole Foods, having served as its Lead Director from 2001 to 2009. Dr. Elstrott is also a member of Whole Foods’ audit committee.

With a Ph.D. in Economics and more than 41 years of experience as an entrepreneur and investor, Dr. Elstrott is a consultant to various privately-held family businesses as well as for-profit and not-for-profit corporations. Dr. Elstrott is also a Founder and Director of the Tulane Family Business Center.

2011

Name and Age	Business Experience, Qualifications, and Skills	Director Since
	Given his extensive entrepreneurial experience, Dr. Elstrott is able to assist our Company in evaluating innovative growth strategies. His substantial experience with mergers and acquisitions at Whole Foods contributes to the board’s ability to assess acquisition opportunities. His service on the board of Whole Foods, particularly as Chairman (formerly Lead Director) and as a member of the audit committee, has given him a strong background in corporate governance, financial, accounting and risk assessment matters facing large publicly-traded companies.

Thomas M. Kitchen, 65

Thomas M. Kitchen has served as our President and Chief Executive Officer since April 7, 2011. Mr. Kitchen joined our board in February 2004, became Chief Financial Officer in December 2004, and became Senior Executive Vice President in March 2007. In addition, from June 2006 until March 2007, Mr. Kitchen served as acting Chief Executive Officer.

Prior to joining the Company, Mr. Kitchen served for more than 12 years as Chief Financial Officer and a director of Avondale Industries, Inc., one of the nation’s largest shipbuilders, during the period in which it was an independent public company. He also served as Avondale’s President from 1999 until 2002, after Avondale was acquired by Litton Industries, Inc. and then by Northrop Grumman. Following his service at Avondale and before joining the Company, Mr. Kitchen was an investment management consultant.

Mr. Kitchen is very active in community programs and serves on the boards of non-profit and private entities, including Boys Hope Girls Hope, Jesuit High School, University of New Orleans (“UNO”) Foundation, UNO Research & Technology Foundation, the Business Council of New Orleans and the River Region and formerly served on the boards of the New Orleans Chamber of Commerce and the Catholic Foundation.

Since becoming our President and Chief Executive Officer in April 2011, Mr. Kitchen has been a strong leader for our Company. During the more than six years he served as our Chief Financial Officer, he gained substantial experience with our business and industry and provided significant guidance to our board regarding ways to improve our operations, financial condition, and profitability. His many years of experience handling complex accounting, financial, regulatory, strategic, and organizational matters in a leadership role at Avondale Industries provided him with a broad range of business knowledge and experience. In addition, Mr. Kitchen’s financial and investment management background has made him a key member of our board’s investment committee, which oversees the management of our Company’s sizeable investment portfolio.

		2004

Alden J. McDonald, Jr., 69	Alden J. McDonald, Jr. is President, Chief Executive Officer, director, and a founder of Liberty Bank and Trust Co. (“Liberty Bank”), a privately-held bank that is one of the five largest African-American-owned financial institutions in the United States. Since its founding in 1972, Liberty Bank has grown from one New Orleans office to 19 branch offices and loan production offices in six metropolitan areas and six states.	2001

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Mr. McDonald has a long record of distinguished service on numerous community non-profit and for-profit boards. He serves as a board member of Ochsner Baptist Medical Center and University Medical Center Management Corporation and on the advisory board of Entergy New Orleans. He is a member of the grants committee of the Baptist Community Ministries, one of the largest private foundations in Louisiana. He has served as a Commissioner of the Port of New Orleans and as Chairman of the New Orleans Chamber of Commerce.

Mr. McDonald’s participation at our board meetings has provided a valuable diversity of perspective. Including his 40 years with Liberty Bank, Mr. McDonald has been a financial institution and banking entrepreneur for more than 44 years. His extensive banking industry experience provides him with significant knowledge in addressing financial, accounting, and regulatory matters, making him well-suited to serve on our audit committee and compensation committee. His experience leading a large multi-location growing business with a significant focus on serving retail customers has enabled him to share important operational, sales, and marketing insights with our board.

Ronald H. Patron, 68

Ronald H. Patron is a private investor who retired from the Company’s management in 2001 after more than 18 years of service. Mr. Patron first joined the Company in 1983, and was appointed President of the Corporate Division and Chief Financial Officer in 1987. Mr. Patron was elected to the Company’s board in 1991. In 1998, Mr. Patron retired from his board seat and position as President of the Corporate Division, but continued to serve the Company as a consultant and as our Chief Administrative Officer until his full retirement in 2001.

Prior to his employment with our Company, Mr. Patron served as Chief Financial Officer and, later, Chief Executive Officer of Enertech, Inc., a publicly-traded company specializing in oil-related services. Mr. Patron was integrally involved in the initial public offering of each of Enertech and our Company. Mr. Patron is involved in numerous charitable and civic endeavors, including the Cystic Fibrosis Foundation.

Mr. Patron’s extensive death care industry experience enables him to make important contributions to our board’s assessments of the opportunities and challenges facing our Company. Having served as our Chief Financial Officer during a period of rapid expansion, Mr. Patron also has considerable experience evaluating acquisition opportunities. His significant public-company financial and accounting expertise makes him an important member of our audit committee and investment committee. Having served on our board for a cumulative total exceeding 12 years, he also brings to our board a strong understanding of public company corporate governance and executive compensation matters, providing him with a strong background to serve as Chairman of our compensation committee.

		2006

Ashton J. Ryan, Jr., 65	Ashton J. Ryan, Jr., C.P.A., is the President, Chief Executive Officer and Chairman of the Board of First NBC Bank, a community bank he founded in 2006 in the aftermath of Hurricane Katrina to assist in the rebuilding of New Orleans. Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991.	2004

Name and Age	Business Experience, Qualifications, and Skills	Director Since

Mr. Ryan spent the first 20 years of his career with Arthur Andersen & Company, specializing in auditing and consulting for financial institutions.

Mr. Ryan is very active in community programs and serves on the boards of many non-profit and private entities, including Junior Achievement, the Urban League, and Catholic Charities of New Orleans. Mr. Ryan is a Certified Public Accountant and regularly teaches as an Adjunct Professor at Tulane University’s business school.

Mr. Ryan’s extensive professional and practical experience in accounting and financial matters makes him highly qualified to serve as Chairman of our audit committee and of our investment committee. His experience leading and growing substantial banking organizations has also allowed him to make important contributions to our board’s consideration of operational, sales, and marketing matters. His entrepreneurial experience has given him important additional background to evaluate the strategic opportunities available to our Company.

John K. Saer, Jr., 55

John K. Saer, Jr. is a Managing Director of GI Partners, a real estate private equity firm with approximately $5.8 billion of capital under management. Mr. Saer joined GI Partners in November 2010 in conjunction with its appointment as manager and co-investor of CalEast Global Logistics LLC (“CalEast”), an owner/operator of a $3.4 billion industrial real estate platform sponsored by the California Public Employees’ Retirement System. Through his relationship with GI Partners, Mr. Saer serves as Executive Chairman of CenterPoint Properties Trust, the largest holding within the CalEast platform.

Prior to joining GI Partners, Mr. Saer was a partner at Kohlberg Kravis Roberts & Co (“KKR”), a private equity firm with over $50 billion in assets under ownership and management. He joined KKR in 2001 after having spent eight years in senior financial and operational management positions with a KKR portfolio company, KSL Recreation, where he held positions as Vice President of Business Development and Acquisitions and Chief Financial Officer. While at KKR, Mr. Saer served as head of both the industrial and the real estate investing industry groups, and also as a member of the Portfolio Management Committee. Mr. Saer served on the boards of a number of KKR portfolio companies, including Biomet, Aveos, Borden Chemical, KSL Recreation, and KSL Holdings, and served as a member of the audit committees of Biomet, Borden Chemical, and KSL Recreation. Upon his retirement from full-time employment with KKR, Mr. Saer served as a senior advisor to KKR from October 2009 to June 2010.

Mr. Saer has extensive experience in real estate management and finance, as well as investment portfolio management, two areas that are of considerable importance to our Company, given our significant real estate holdings and sizeable investment portfolio. In addition, with the substantial operational experience he gained at KSL Recreation, his board roles with KKR portfolio companies often involved an active role in assisting management teams with operational issues. His experience leading, managing and overseeing numerous business enterprises allows him to make meaningful contributions to our board.

2011

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Frank B. Stewart, Jr., 77

Frank B. Stewart, Jr. currently serves as the Chairman of our board and is a member of the family that founded the Company. Mr. Stewart joined the family business in 1959 and became President and Chief Executive Officer in 1966, serving as President until 1984 and Chief Executive Officer until 1989. The family business was consolidated as Stewart Enterprises, Inc. in 1970, and, effective with that reorganization, Mr. Stewart became a member of our Company’s board. Mr. Stewart was appointed the board’s Chairman in 1984, overseeing our initial public offering in 1991 and an expansion that has resulted in our current position as the second-largest provider of funeral and cremation merchandise and services, along with cemetery property, merchandise and services in the death care industry in the United States today. In 2003, after more than 44 years in the business, Mr. Stewart retired from all management positions with the Company and became Chairman Emeritus. Mr. Stewart was appointed Chairman of our board again in April 2007, a position he continues to hold today.

Mr. Stewart has been a leader in the death care industry throughout his career. He served as President and a director of the Southern Cemetery Association, former President of the Louisiana Cemetery Association, and is a member of the International Cemetery, Cremation and Funeral Association (“ICCFA”). In 2010, ICCFA honored Mr. Stewart with its Lifetime Achievement Award.

Mr. Stewart is also the Chairman of the Board and sole owner of Stewart Capital, LLC, one of the largest private investment holding companies in the Gulf South. In addition to his business activities, Mr. Stewart has a strong commitment to community service demonstrated by his support of numerous charitable and civic organizations such as the Boy Scouts of America, the National World War II Museum, and the Business Council of New Orleans. He has served on many non-profit boards, including currently the Better Business Bureau, Crimestoppers, World Trade Center, and Navy League, and formerly served for many years on the Tulane University Board of Administrators and the Ochsner Medical Foundation Board, as well as the Boards of the Rotary Club of New Orleans and the Salvation Army.

Mr. Stewart’s more than 50 years of industry and Company experience have given him an in-depth knowledge of industry history, trends and participants, providing him with an excellent background for evaluating strategic opportunities for our Company.

He also has substantial sales, operational and acquisitions experience. As a member of the founding family, he is devoted to continually enhancing our Company’s performance and to maintaining our strong reputation of providing high-quality service to families at their time of need. As one of our largest shareholders, Mr. Stewart has a keen focus on creating value for all of our shareholders.

1970

Our board unanimously recommends a vote “FOR” each of the nominees listed above.

Director Nominating Process and Considerations

Each year in advance of our annual meeting of shareholders, our corporate governance and nominating committee is responsible for identifying and recommending to our full board of directors for its approval a slate of director nominees to be presented to the shareholders for election. As a part of this process, our corporate governance and nominating committee evaluates the effectiveness of the operation of our board and board committees and reviews the appropriateness of the composition and size of our board and board committees. In considering potential nominees, our corporate governance and nominating committee looks for individuals with the highest personal and professional ethics, integrity, and values, who can commit themselves to representing the long-term interests of all of our shareholders. Nominees must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our board for an extended period of time. In reviewing the composition of our board and potential nominees, our corporate governance and nominating committee also considers the director independence and committee requirements of the NASDAQ Stock Market LLC (“NASDAQ”) listing rules and all legal requirements. Our board seeks independent directors with a broad diversity of experience, professions, skills, and backgrounds that will enhance the overall quality of the board’s deliberations and decisions. Our corporate governance and nominating committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

Our bylaws provide that no one is eligible for nomination, election, or appointment to the board unless the nominee will not have reached his or her 75th birthday on or before the date on which the election or appointment would be effective, except that this limit does not apply to Mr. Stewart as long as he is the owner of at least 3.5 million shares of our Class B common stock. In addition, the board may, by a vote of two-thirds of the disinterested members, exempt any director from this age restriction in order to allow the director to serve up to two additional terms. Upon the recommendation of our corporate governance and nominating committee, the board approved an amendment to our bylaws in December 2012 raising this age restriction from 70 to the current 75. Although the committee has not established any other specific minimum qualifications for a position on the board of directors, it believes that candidates should have a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts.

The committee will also accept suggestions from shareholders who follow the nomination procedures described below and may seek the assistance of a professional search firm from time-to-time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria as previously described, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the full board. The committee evaluates candidates suggested by shareholders in the same manner as candidates recommended by all other sources.

This year, the corporate governance and nominating committee reviewed the qualifications of the current directors and unanimously recommended to the board that all seven of them be re-nominated for a new one-year term. Our board unanimously approved this slate of seven director nominees to be submitted for election by our shareholders at the annual meeting.

Our corporate governance and nominating committee and board believe the nominees fulfill the criteria as previously described. Each of the nominees has a strong and unique background and experience that led our corporate governance and nominating committee to conclude that he should continue to serve as a director of our Company. These qualifications are described individually for each nominee in the preceding table. Our nominees have experience in a variety of areas important to our Company, such as executive management experience; overseeing the operational management of large companies; strategic planning; mergers and acquisitions; finance; investment management; accounting and entrepreneurship; sales and marketing experience; and specific operational experience in the death care industry. Our corporate governance and nominating committee and board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Consideration of Candidates Recommended by Shareholders

Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee:

•	your name, mailing address, and telephone number;

•	the suggested nominee’s name, mailing address, and telephone number;

•	a statement as to whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve;

•	the suggested nominee’s resume or other description of his or her background and experience; and

•	your reasons for suggesting that the individual be considered.

The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

A shareholder of record who does not wish to follow the foregoing procedure, but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our articles and bylaws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 South Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate:

•	the person’s name, age, business address, and residential address;

•	the person’s principal occupation or employment;

•	the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act);

•	the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•

any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Exchange Act.

The notice also must include the following information with respect to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act).

If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.

BOARD OF DIRECTORS

Director Independence

Our board of directors currently consists of seven members. The board has determined that six of our board members – Messrs. Elstrott, McDonald, Patron, Ryan, Saer, and Stewart – are “independent” as defined by NASDAQ listing standards.

In determining the independence of the nominees, the board of directors considered, among other things, certain business relationships among individual nominees. Specifically, the board considered the fact that Mr. Stewart is an investor in First NBC Bank, of which Mr. Ryan is the Chairman of the Board, President and Chief Executive Officer and from which Mr. Stewart has secured a line of credit. Both Mr. Ryan and Mr. McDonald are shareholders in an LLC that is currently dormant. Additionally, First NBC Bank has made loans to entities for which Mr. McDonald is an investor or employee.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are presently held by two different individuals, namely, Mr. Stewart and Mr. Kitchen, respectively. In the third quarter of 2012, the board added a third leadership position, appointing Mr. Elstrott to serve as its Lead Independent Director. Although the board has affirmatively determined that our Chairman is an independent director under the relevant NASDAQ listing rules, the board understands that certain investor advisory groups do not consider Mr. Stewart to be an independent director under their own criteria, given his substantial stock ownership and the fact that he served as our Chief Executive Officer from 1966 until 1989 (prior to our initial public offering). In addition, the board decided that the presence of a Lead Independent Director could serve as a useful mechanism for enhancing communication between and among the Chairman, the other independent directors, and our Chief Executive Officer; therefore, the board believes that this is the best leadership structure for our Company.

In adopting this structure, the board established clear guidelines to ensure that the three positions complement each other. As our Chief Executive Officer, Mr. Kitchen’s primary responsibilities are to manage the day-to-day business of the Company, develop and implement the Company’s business strategy with the oversight of, and input from, the board, and be the spokesperson for the Company. As Chairman, Mr. Stewart’s primary responsibilities are to provide leadership on the board, including working with the Lead Independent Director and Chief Executive Officer to set board agendas and to determine the information to be provided to directors for board meetings. As the Lead Independent Director, Mr. Elstrott’s primary responsibilities are to preside at board meetings and executive sessions of the independent directors, with the authority to call meetings of the independent directors without the Chairman or the Chief Executive Officer present, and to serve as a liaison among the Chairman, the other independent directors, and the Chief Executive Officer.

Board Meetings and Director Attendance

During the fiscal year ended October 31, 2012, our board held nine meetings. Each director attended 75% or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served. It is the policy of our board that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2012 annual meeting of shareholders. In discharging their responsibilities, the board and board committees may invite persons who are not directors to participate in their meetings. These advisors may include the Company’s chief financial officer, director of internal audit and independent accountants, the Company’s outside legal counsel, members of management or other internal staff, or consultants. Mr. John McNamara, financial advisor to Mr. Stewart, frequently participates in board and committee meetings at the invitation of the board, subject to a confidentiality agreement. Mr. McNamara is not a member of the board of directors, is not compensated by the Company, and participates only in his capacity as advisor to Mr. Stewart.

Role of the Board in Risk Oversight

Our Company’s management is responsible for identifying, assessing, and managing our Company’s exposure to risk. Our board plays an important role in overseeing management’s performance of these duties.

As reflected in our Code of Business Conduct and Ethics, our board seeks to establish a “tone at the top,” communicating our board’s strong commitment to ethical behavior and compliance with the law. Our board regularly includes agenda items at its meetings relating to risk and discusses with management a range of topics relating to risk management, including regulatory obligations, litigation, disaster recovery and business continuity planning, insurance, and operational matters. Further, our board oversees the strategic direction of our Company and monitors the management of risks that impact our strategic goals. The material risks to our business identified by the Company are reviewed by the board and included in our filings with the SEC under the heading “Risk Factors.”

While risk oversight is a full board responsibility, we also empower our board committees to address risk oversight in their respective areas. For example, our audit committee regularly reviews our disclosure controls and procedures and internal controls over financial reporting and other legal and regulatory matters affecting our Company. Our audit committee also discusses our major financial risk exposures and steps management has taken to monitor and control these exposures. Our director of internal audit reports to, and regularly meets in executive session with, our audit committee. In addition, our investment committee oversees the management of risks associated with our trust fund investments and, as discussed in greater detail under “Composition and Role of Board Committees – Compensation Committee,” our compensation committee is responsible for assessing risks related to compensation.

As an example of our board’s involvement in risk oversight, in early 2008, at the direction of the audit committee, our internal audit department initially performed a comprehensive risk assessment of our Company. Since 2008, the assessment has been updated each year through surveys and discussions in order to capture any changes in the risk assessment and to identify new risks. In February 2012, our internal audit department held a risk meeting with senior management. Prior to this meeting, the internal audit department sent risk assessment surveys to senior managers and compiled the results of the surveys. During the meeting, potential risks were discussed, evaluated, and ranked according to potential impact and likelihood of occurrence. Risk categories included financial and non-financial risks, including, but not limited to, operational and competitive risks. The results of the process were presented to and discussed with the audit committee and were used, among other things, to help focus management planning and formulate the Company’s internal audit plan.

Communicating with Directors

Our board of directors has adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the Company’s principal business address, 1333 South Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Availability of Corporate Governance Materials

You may access our articles of incorporation, our bylaws, our Code of Business Conduct and Ethics, and the charters for the audit, compensation, and corporate governance and nominating committees on our website at www.stewartenterprises.com. You may also request printed copies, which will be sent to you without charge, by writing to us in care of the Secretary, Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee, and an investment committee. Each committee is comprised entirely of independent non-management directors with the exception of the investment committee, on which Thomas M. Kitchen serves. In addition, each of the audit, compensation, and corporate governance and nominating committees is governed by a written charter that is reviewed annually and approved by the full board. A copy of each of these charters may be obtained on our website or by mail as described in “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2012:

Board Committee
Director	Audit	Compensation	Corporate Governance and Nominating	Investment
Thomas M. Kitchen				X
John B. Elstrott, Jr.	X	X	X
Alden J. McDonald, Jr.	X	X	X
Ronald H. Patron	X	Chairman	X	X
Ashton J. Ryan, Jr.	Chairman		X	Chairman
John K. Saer, Jr.		X	X	X
Frank B. Stewart, Jr.			Chairman
Number of Meetings in 2012	5	5	1	3

Audit Committee

The audit committee oversees our Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements, as well as the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal controls over financial reporting.

The audit committee is also responsible for any audit committee reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”

All members of the audit committee are independent, as independence for audit committee members is defined in NASDAQ listing standards and applicable SEC rules. The board has determined that three of the four committee members – Messrs. Ryan, Elstrott, and Patron – qualify as “audit committee financial experts,” as defined by SEC rules.

Compensation Committee

The purpose of the compensation committee is to assist the board in discharging its responsibilities relating to executive officer and director compensation. The committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, approve any contract under which compensation is awarded to an executive officer, and make awards to executive officers under our stock compensation plans. At least annually, the compensation committee also recommends to the board for its approval a compensation policy for non-employee members of the board. The committee is also responsible for the oversight of succession planning for key positions of the Company.

As required by NASDAQ listing standards, each member of the compensation committee is an independent director as determined under the NASDAQ listing standards and may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries. Each compensation committee member is a non-employee director as defined in Rule 16b-3 of the Exchange Act. In addition, all members of the committee are “outside directors” as defined in the regulations promulgated under Internal Revenue Code Section 162(m) (“Section 162(m)”), with the exception of Mr. Patron because he is a former officer of our Company.

The compensation committee’s charter allows it to delegate its authority to subcommittees of the committee, as it deems necessary or appropriate. In June 2011, the compensation committee formed a special subcommittee, the incentive awards subcommittee, which is responsible for administering certain incentive plans, including granting incentive awards intended to qualify for the “performance-based compensation” exception of Section 162(m). Under the subcommittee’s charter, its authority includes establishing and certifying any performance goals for, and granting incentive awards under, those plans. The members of the subcommittee consist of each of the compensation committee members (Messrs. Elstrott, McDonald, and Saer) who meet all three independence criteria for compensation committee members (NASDAQ’s listing standards, Rule 16b-3 of the Exchange Act, and Section 162(m)). Mr. McDonald currently serves as chairman of the subcommittee, which has made all decisions regarding awards intended to qualify as “performance-based compensation” since its establishment in June 2011.

In fiscal 2011, the compensation committee engaged Ernst & Young LLP to assist in its review of executive compensation matters for fiscal 2012. For more information regarding the processes used by the compensation committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis.”

Risk Review of Compensation. The compensation committee performs an annual risk assessment of our Company’s compensation programs. In connection with the committee’s most recent such assessment, management inventoried our compensation programs and provided the inventory and a description of each plan to the committee. Management identified the elements of our compensation programs that could incentivize risk and reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee considered management’s analysis and report and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. Some of the factors considered by the committee include:

•	the Company’s cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•	our annual incentive plans contain several different corporate performance metrics, and adjustments may only be made for certain pre-approved items;

•	our annual incentive plans include payout caps and a qualitative performance review for each participant;

•	commissions are charged back to the sales counselors if the sale is subsequently cancelled within a certain time period or prior to the collection of a certain portion of the principal;

•	equity grants contain a mix of options and performance-based restricted stock; and

•	the adoption of a Compensation Recovery Policy and Stock Ownership Guidelines for executives.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is responsible for corporate governance and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures as previously described under the caption “Election of Directors – Consideration of Candidates Recommended by Shareholders.”

All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in NASDAQ listing standards.

Investment Committee

The investment committee is responsible for assisting our board in its oversight of Investors Trust, Inc. (“ITI”), our wholly-owned subsidiary and an investment advisor registered with the SEC. ITI serves as investment advisor for our investment portfolio comprising our preneed funeral and cemetery merchandise and services trust and escrow accounts and our cemetery perpetual care trust and escrow accounts. As of October 31, 2012, ITI managed assets with a market value of approximately $854.1 million.

All of the members of the investment committee are independent, with the exception of Mr. Kitchen, who currently serves as our President and Chief Executive Officer.

DIRECTOR COMPENSATION

Overview

The compensation committee of our board of directors is responsible for reviewing and recommending director compensation to the full board for its approval. We pay our non-employee directors a mix of cash and equity retainers (although directors may elect to take a portion, or in some cases beginning in fiscal 2013, all, of their equity retainer in cash, as described in greater detail under “Stock Compensation”). We do not provide any perquisites or retirement benefits to our non-employee directors.

Cash Compensation

The cash compensation paid to our non-employee directors consists of an annual retainer for board and committee service, plus an annual retainer for service as chair of certain committees or in a leadership role with respect to the full board (chair or lead independent director). Retainers for partial year service are pro-rated based on the number of days served. The schedule of retainers paid to our non-employee directors in fiscal 2012 is as follows:

Position	Annual Retainer for Membership ($)	Additional Retainer for Service in Leadership Role ($)
Board of Directors	50,000	30,000 25,000	(Chair) (Lead Independent Director)
Audit Committee	12,500	15,000
Compensation Committee	10,000	7,500
Corporate Governance & Nominating Committee	10,000	—
Investment Committee	10,000	—

The aggregate cash compensation paid to each non-employee director for fiscal 2012 is reported in the table “Fiscal 2012 Director Compensation.”

Stock Compensation

As part of our director compensation package, each non-employee director receives, in addition to the annual cash retainers, a $95,000 annual equity retainer on the first business day of the Company’s fiscal year. For the fiscal 2012 grant, each director was permitted to elect to receive a maximum of 40% of that amount in cash to cover the related taxes (thus each received a minimum of 60% of the equity retainer in shares of our Class A common stock). The number of shares is determined by the closing price on the last trading day of the immediately preceding fiscal year. The shares granted as director compensation are unrestricted, except that a director is not permitted to sell or transfer any shares he received as compensation until his board service ends.

On October 29, 2012, the board, on the recommendation of the compensation committee, revised its director stock compensation policy, effective for fiscal 2013, to permit a director to elect to receive up to 100% of his annual equity retainer in cash in two limited circumstances: (1) if, at the time of the election, the director’s ownership of Company stock equals or exceeds ten times the annual base cash retainer (i.e., double the value required under the Director Stock Ownership Policy, as discussed under “Director Stock Ownership Policy”), or (2) if the equity grant could trigger a filing by the Company and director under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). In the latter case, the director may elect, in lieu of taking 100% cash, to make the HSR filing and pay the related filing fee, in which case the Company would retain the portion of the retainer the director has elected to receive in stock until the acquisition receives HSR clearance.

Director Stock Ownership Policy

The compensation committee has a long-standing policy requiring that each non-employee director own common stock of the Company with a value equal to at least five times the amount of the annual base cash retainer within five years of joining the board. Once a non-employee director has achieved the target level of stock ownership, the director should maintain at least that level of ownership for the duration of his service as a non-employee director. As of October 31, 2012, each of our non-employee directors who has served for five or more years was in compliance with the policy. Because they were first elected in fiscal 2011, Messrs. Elstrott and Saer each have until April 7, 2016 to comply with the policy. Mr. Kitchen, our Chief Executive Officer, is subject to the executive employee stock ownership guidelines as described in the “Compensation Discussion and Analysis” section.

Director Compensation Table – Fiscal 2012

The table below details all compensation the Company paid to our non-employee directors for the fiscal year ended October 31, 2012. Mr. Kitchen, our Chief Executive Officer, does not receive any additional compensation for his service as director.

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Other ($)		Total ($)
John B. Elstrott, Jr.	129,625	56,994	—		186,619
Alden J. McDonald, Jr.	101,502	75,998	—		177,500
Ronald H. Patron	138,006	56,994	—		195,000
Ashton J. Ryan, Jr.	135,506	56,994	—		192,500
John K. Saer, Jr.	80,000	95,000	—		175,000
Frank B. Stewart, Jr.	90,000	95,000	8,931	(3)	193,931

(1)	Amounts in the “Fees Earned or Paid in Cash” column represent the aggregate cash retainers for board and committee service, plus the portion of the annual equity retainer the director elected to receive in cash.
(2)	Amounts in the “Stock Awards” column represent the aggregate grant date fair value of all equity compensation paid to our directors in fiscal 2012, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Each non-employee director serving on our board at the beginning of fiscal 2012 received an aggregate $95,000 annual equity retainer and was permitted to elect to receive up to 40% of that retainer in cash to cover the associated tax liability. The following table provides information on each director’s election, including what portion of the equity retainer was paid in cash and in equity:

Name	Equity/Cash Split Election	Paid in Cash (included in “Fees Earned or Paid in Cash”) ($)	Paid as Equity (included in “Stock Awards”) ($)	Shares Received (#)
John B. Elstrott, Jr.	60%/40%	38,006	56,994	8,850
Alden J. McDonald, Jr.	80%/20%	19,002	75,998	11,801
Ronald H. Patron	60%/40%	38,006	56,994	8,850
Ashton J. Ryan, Jr.	60%/40%	38,006	56,994	8,850
John K. Saer, Jr.	100% equity	—	95,000	14,751
Frank B. Stewart, Jr.	100% equity	—	95,000	14,751

The number of shares of Class A common stock actually issued to each non-employee director was determined by the closing price on the last trading day of fiscal 2011 ($6.44 per share as of October 31, 2011). As a condition of the grant, each recipient is required to retain all of these shares until he ceases to serve on the board.

(3)	Represents amounts the Company paid during fiscal 2012 on a life insurance policy insuring the life of Mr. Stewart for the benefit of his spouse. This payment was approved by both the audit and the compensation committees.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY” VOTE) (PROPOSAL 2)

We are seeking shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this say-on-pay vote is not binding, our compensation committee and board will review the voting results and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We invite shareholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal requires the affirmative vote of the holders of at least a majority of the voting power present in person or represented by proxy and entitled to vote on the proposal at the annual meeting. See “Other Matters – Quorum and Voting of Proxies.”

Our board unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting “FOR” this proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2012 fiscal year to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers (together our “Named Executive Officers” or “NEOs”). Our fiscal 2012 Named Executive Officers are:

•	Thomas M. Kitchen, our President and Chief Executive Officer;

•	Lewis J. Derbes, Jr., our Senior Vice President, Chief Financial Officer, and Treasurer;

•	Kenneth G. Myers, Jr., our Executive Vice President of Operations and Sales;

•	Lawrence B. Hawkins, an Executive Vice President of the Company and President of our subsidiary, Investors Trust, Inc.; and

•	G. Kenneth Stephens, Jr., our Senior Vice President – Eastern Division.

In this Compensation Discussion and Analysis (“CD&A”), we first provide an “Executive Summary” of our actions and highlights from the 2012 fiscal year. We next explain the principles that guide our compensation committee’s executive compensation decisions in “Compensation Philosophy and Objectives.” We then describe the committee’s “Process of Setting Compensation,” including any supporting role played by the Named Executive Officers themselves. Finally, we discuss in detail each of the “Compensation Components,” which includes, for each component, a design overview, as well as the actual results yielded for each Named Executive Officer in fiscal 2012.

Executive Summary

Our Company is the second largest provider of funeral and cemetery products and services in the death care industry in the United States. We own and operate funeral homes and cemeteries in 24 states within the United States and in Puerto Rico. Our core business consists of selling cemetery property and funeral, cremation, and cemetery products and services both at the time of need and on a preneed basis. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended October 31, 2012.

Overview of Fiscal 2012

In fiscal 2012, our Company achieved its highest revenue and gross profit in four years, with revenue increasing by $3 million and gross profit increasing by $9 million from fiscal 2011. Our Company’s financial and operational accomplishments for fiscal 2012 also include the following:

•	producing the highest annual cemetery property and preneed funeral sales in five years;

•	increasing cemetery gross profit by 20% and funeral gross profit by 4% over fiscal 2011;

•	improving cemetery cremation sales by 15% over fiscal 2011 while investing approximately $8 million in our new cremation inventory development projects;

•	generating strong operating cash flow of $76.5 million;

•	maintaining a strong balance sheet with more than $78 million of cash and marketable securities on hand at fiscal year end, with no amounts borrowed on our $150 million credit facility;

•	increasing the annual dividend on our Class A and Class B common stock by 14%; and

•	repurchasing approximately 4 million shares of our Class A common stock through our stock repurchase program, resulting in a 3.5% decrease in total shares outstanding in fiscal 2012.

In addition, during fiscal 2012, the Company implemented an organizational restructuring and separate workforce reduction, which together are projected to reduce costs by approximately $10 million on an annual basis. The organizational restructuring involved the further integration of our management of operations and sales, as well as a complete redesign of our sales organization. We believe that our new sales organization will result in more effective sales management, provide better opportunities for our sales personnel and lower sales force turnover. By accomplishing these goals, we expect to enhance the customer experience, which we believe will lead to improving sales volume and increased revenues.

Our pre-tax earnings from continuing operations were $56.2 million in fiscal 2012 and $63.2 million in fiscal 2011. Fiscal 2011 results were enhanced by $12.2 million in net hurricane-related recoveries, resulting from the settlement of our Hurricane Katrina litigation against our insurers, and also included a $1.9 million loss on early extinguishment of debt. Fiscal 2012 results included a $3.3 million charge, primarily related to the restructuring of our operations and sales and a separate workforce reduction. Adjusted for these amounts, our earnings for fiscal 2012 showed substantial improvement compared to fiscal 2011.

2012 Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and shareholder results. Some highlights of our compensation program include:

•

High Percentage of Executive Compensation is Performance-Based. At least half of each Named Executive Officer’s target total direct compensation (base salary, target annual incentive, and equity incentive awards) is performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of the annual incentive award opportunity) or its future value, if any, is contingent upon the future performance of the Company’s common stock. For Mr. Kitchen, our President and Chief Executive Officer, 70% of his target total direct compensation is performance-based. We consider all of our equity awards (time-vested options and performance-based restricted stock) to be performance-based.

•

Fiscal 2012 Compensation Aligned with Fiscal 2012 Corporate Performance. Executive compensation paid to our Named Executive Officers in fiscal 2012 increased in tandem with our fiscal 2012 corporate performance, as most of the corporate performance metrics of our annual incentive plan paid out between target and maximum performance.

•

Fiscal 2012 Amendment to the SERP. The compensation committee amended our Supplemental Executive Retirement Program (“SERP”) in fiscal 2012 to provide an early retirement benefit to participants who retire with seven or more years of service, regardless of age. Prior to this amendment, participants who terminated employment prior to age 55 would receive no SERP benefit even though they might have significant service credit with the Company. Under the SERP as amended, participants who have completed at least seven years of service receive a minimum early retirement benefit of 10% of final average salary, increasing by two percentage points per year, from age 51 (12%) to age 55 (20%), and to the maximum 40% at the normal retirement age of 65. The amendment did not increase the benefit payable to SERP participants retiring on or after age 55, and receipt of any SERP benefit remains conditioned upon the retiring executive’s continued compliance with certain non-competition provisions. The amendment did not impact Messrs. Kitchen and Hawkins, who were already eligible for retirement benefits under the SERP.

•

Modest Perquisites and No Tax Gross-Ups. Over the past few years, we have been phasing out executive perquisites. New executive officers are not entitled to receive any perquisites that are not generally available to all employees. However, we do provide a few modest perquisites to certain long-serving executives. Specifically, Messrs. Kitchen, Hawkins, and Stephens each receive automobile allowances, $5,000 toward the executive’s health and dental insurance premiums, as well as reimbursements for spousal travel costs and club memberships approved on a case-by-case basis. We do not pay tax gross-ups on any perquisites, nor do we have any contractual commitments to pay excise tax gross-ups to any of our executives.

•

Our Executives Are Subject to a Clawback Policy and Stock Ownership Guidelines. Any incentive compensation paid to our executives is subject to our Compensation Recovery Policy (the “Clawback Policy”), and executives are expected to comply with our Stock Ownership Guidelines within five years of becoming subject to those guidelines (4x salary for our Chief Executive Officer, and 3x salary for other executive officers whose base salary exceeds $300,000).

Compensation Philosophy and Objectives

The compensation committee is responsible for designing, implementing, and administering a compensation program for executive officers. The committee seeks to increase shareholder value by adhering to the following core executive compensation objectives:

•	providing a total compensation opportunity that is competitive with similarly-sized, general industry companies and death care industry companies with which we compete for talent;

•	managing fixed costs by combining a more conservative approach to base salaries and benefits with an emphasis on performance-dependent, short- and long-term incentives;

•	providing compensation commensurate with the level of success achieved;

•	recognizing and rewarding the achievement of corporate performance goals, as well as individual performance; and

•	aligning the interests of executives with those of our shareholders by emphasizing long-term, performance-dependent incentives.

Consistent with our pay-for-performance philosophy and because executive officers are in a position to directly influence the overall performance of the Company, a significant portion of executive compensation is delivered under performance-dependent annual and long-term incentive programs. The level of performance-dependent compensation may vary for each executive based on level of responsibility, market practices, and internal equity considerations. However, the committee’s general goal is that approximately 50% to 70% of total potential compensation be performance-dependent, depending upon the level of responsibility of the executive.

Process of Setting Compensation

The Compensation Committee’s Role

The committee is responsible for approving the Company’s executive compensation framework, as well as making compensation decisions for individual executive officers. In setting the executive compensation program for fiscal 2012, the committee reviewed the 2011 compensation program for the executive officers. The committee’s analysis of the fiscal 2011 compensation mix and pay levels led to the committee’s conclusion to maintain the same compensation mix and pay levels for fiscal 2012, except for a few base salary adjustments for certain executive officers and the amendment to the SERP discussed above.

When making compensation decisions for individual executive officers, the committee considers many factors, including:

•	the individual’s role and responsibilities, performance, tenure, and experience;

•	the overall performance of the Company;

•	the individual’s historical compensation, equity holdings, realized gains on past equity grants, and vested retirement benefits; and

•	comparisons to other executive officers of our Company.

The committee evaluates the performance of the Chief Executive Officer and considers the evaluations of the other Named Executive Officers on an annual basis following the close of each fiscal year. Although these performance evaluations are most closely connected to the qualitative portion of the officer’s annual incentive award, the committee considers individual performance in evaluating the appropriateness of the officer’s base salary specifically and the compensation package as a whole.

The compensation committee has delegated responsibility for administration of our incentive plans to its subcommittee (the incentive awards subcommittee) to the extent the committee intends to structure awards under those plans to qualify for treatment as “performance-based compensation” for purposes of Section 162(m). For more information, see “Role and Composition of Board Committees – Compensation Committee.”

The Role of Management and Other Directors

Our Chief Executive Officer is responsible for completing the evaluations of Messrs. Derbes and Myers; Mr. Myers is responsible for evaluating Mr. Stephens, who is his direct report; and Mr. Derbes is responsible for completing the evaluation of Mr. Hawkins, who is his direct report. The committee reviews each of these evaluations, and consults with the executive responsible for the evaluation and other independent directors, as it deems appropriate. The committee then makes compensation decisions for the individual executives on the basis of those evaluations and discussions.

To review our Chief Executive Officer’s performance, the committee reviews his self-evaluation and evaluations of his performance by each of the independent directors. Our Chief Executive Officer is not present when the committee meets to evaluate his performance and determine his compensation.

The Role of Compensation Consultants

The compensation committee has sole authority over the selection, use, and retention of any compensation consultant or any other experts engaged to assist the committee in discharging its responsibilities. The committee engaged Ernst & Young LLP to assist with its overall compensation review and decision-making. Ernst & Young conducted a comprehensive, broad-based analysis of our executive compensation program, and the committee used this analysis as one of several reference points in making decisions regarding fiscal 2012 compensation. Ernst & Young performed services solely on behalf of the compensation committee and has no other relationship with the Company or its management. As required by SEC rules, the compensation committee has assessed the independence of Ernst & Young and concluded that Ernst & Young’s work did not raise any conflicts of interest.

Consideration of Say-on-Pay Vote Results

We held our first non-binding shareholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting. Our board, considering the opinion of shareholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our compensation committee, has opted to hold these say-on-pay votes annually. At our 2011 and 2012 annual meetings, our shareholders overwhelmingly approved our executive compensation, with more than 98% and 94% of voting shareholders, respectively, casting their vote in favor of the say-on-pay resolution.

Because most of the significant fiscal 2012 compensation decisions had already been made at the time of 2012 say-on-pay vote, the committee primarily considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2012. In making executive compensation decisions for fiscal 2012, the committee’s main considerations included our shareholders’ strong support for our executive compensation program, the committee’s satisfaction with the fiscal 2011 pay mix and levels, and information provided by the committee’s compensation consultant. As a result, the committee generally decided to maintain the fiscal 2011 pay mix and levels for fiscal 2012, except for a few base salary adjustments to maintain certain executive officers’ salaries at a competitive level and the amendment to the SERP.

Employment Agreements

Mr. Kitchen is the only Named Executive Officer who has an employment agreement with the Company, which was entered into in February 2011 in connection with his promotion from Chief Financial Officer to President and Chief Executive Officer. The agreement is described in “Executive Compensation – Employment Agreements.”

Compensation Components

The three key elements of our executive compensation program, which we view as each executive’s “total direct compensation,” are: base salary, an annual incentive award opportunity, and long-term equity incentive awards. Each of these three elements is designed to support one or more of our core compensation objectives, as described below:

Pay Component	Related Core Compensation Objectives	Description and Relation to 2012 Performance	Percentage of 2012 Target Total Direct Compensation*
Base Salary (cash)	• providing competitive compensation opportunity • conservative approach helps to manage fixed costs	not performance-based; rather, based on each executive’s role, responsibilities, performance, tenure, and experience	CEO: 30% CFO: 43% Other NEOs: 46%

Annual Incentive Award (cash or stock at discretion of committee, but usually paid in cash)

•          providing compensation commensurate with level of success achieved

•          emphasis on performance-dependent incentives by recognizing and rewarding achievement of annual corporate performance and individual performance goals

Corporate Performance: rewards achievement of goals related to revenue, gross profit, earnings per share, and free cash flow

Trust Portfolio Performance (applicable to Mr. Hawkins, who manages our trust portfolios): rewards portfolio performance as measured against pre-determined targets and as compared to related market indices

Individual Performance: rewards achievement of individual performance objectives, but percentage payout is scaled based on achievement of overall corporate performance objectives (EPS and free cash flow); maximum of 25% of individual portion may be granted at committee’s discretion if thresholds for EPS and free cash flow are not met

CEO: 24% CFO: 21% Other NEOs: 22%

Long-Term Equity Incentives (time-vested options and performance-based restricted stock)

•          providing compensation commensurate with level of success achieved

•          providing competitive compensation opportunity

•          aligning executives’ interests with those of shareholders through an emphasis on long-term, performance-dependent equity incentives

Options: value tied to increase in share price after date of grant

Performance-Based Restricted Stock: vesting of the restricted stock awards granted in 2012 is contingent upon achievement of gradually-increasing share price targets (representing compounding 10% annual improvement) during the three fiscal years following grant

CEO: 46% CFO: 36% Other NEOs: 32%

*	Includes all three components (actual salary paid in 2012, annual incentive award, and long-term equity incentive). The annual incentive award is calculated using a target payout (actual salary paid in 2012 multiplied by target opportunity, as shown in the table “2012 Annual Incentive Award Opportunity as a Percentage of Base Salary”), while the equity awards are valued at their grant date fair value for accounting purposes as disclosed and described in the accompanying compensation tables.

In addition to these main components, we offer our executive officers retirement benefits in the form of a Supplemental Executive Retirement Plan and a Supplemental Retirement and Deferred Compensation Plan (“Deferred Compensation Plan”), certain change of control and termination protections, and modest perquisites to certain executive officers. Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2012.

Base Salary

Design – Our philosophy traditionally has been that base salaries should meet the objectives of attracting and retaining the executive officers needed to successfully manage the business. More recently, as the committee has sought to allocate more compensation to the performance-dependent elements of the total compensation package, increases in each Named Executive Officer’s base salary have been relatively modest absent a significant change in responsibilities or other unusual circumstances.

Results – During fiscal 2011, we had significant changes in management responsibilities (as described in footnote 7 to the Summary Compensation Table) that resulted in mid-year adjustments to the base salaries of four of our NEOs. Specifically, during fiscal 2011, Mr. Kitchen’s base salary was changed from $400,000 to $600,000, Mr. Derbes’ from $194,249 to $300,000, Mr. Myers’ from $350,000 to $400,000 and Mr. Stephens’ from $350,000 to $325,000.

In January 2012, after reviewing fiscal 2011 base salaries and considering a comprehensive compensation analysis prepared by Ernst & Young, the committee left the salaries of Messrs. Kitchen and Stephens unchanged, but approved certain modest cost-of-living increases to the base salaries of each of Messrs. Myers and Hawkins, effective January 28, 2012. This increase was approximately 2.25% of the officer’s previous salary. With regard to Mr. Derbes, the committee increased his base salary by $25,000 to $325,000, also effective January 28, 2012. At the time of his 2011 promotion to Chief Financial Officer, the committee had indicated that Mr. Derbes would be eligible for base salary increases of $25,000 in each of fiscal 2012 and fiscal 2013 because of the substantial increase in his responsibilities, but contingent upon his continued satisfactory performance. The committee considered Mr. Derbes’ performance and Mr. Kitchen’s recommendation and determined that Mr. Derbes merited the increase for fiscal 2012.

Toward the end of fiscal 2012, the committee increased Mr. Myers’ salary by $25,000 to $434,000 (he had previously received a $9,000 cost-of-living increase in January 2012 as described above). At the time of his promotion to Executive Vice President of Operations and Sales in August 2011, the committee had indicated that Mr. Myers would be eligible for a base salary increase of up to $25,000 after one year based on performance. On Mr. Kitchen’s recommendation, the committee approved the full $25,000 increase for Mr. Myers effective as of August 11, 2012 (the one year anniversary of his promotion).

Annual Incentive Award

Design – The annual incentive plan is designed to align executive officer pay with annual Company performance based on the achievement of pre-established corporate performance objectives. The annual incentive also contains an individual performance component based upon individual business objectives and a qualitative review of performance; however, the potential payout of that component depends upon the level at which certain corporate performance objectives were achieved. Our annual incentive plan does not permit the committee to increase the quantitative portion of the award, although certain pre-established adjustments to the corporate performance metrics are permitted.

For fiscal 2012, the annual incentive award opportunities for each Named Executive Officer were set as follows:

2012 Annual Incentive Award Opportunity as a Percentage of Base Salary

Named Executive Officer	Threshold (40% of Target Opportunity)	Target Opportunity	Maximum (200% of Target Opportunity)
Thomas M. Kitchen	32%	80%	160%
Lewis J. Derbes, Jr.	20%	50%	100%
Kenneth G. Myers, Jr.	20%	50%	100%
Lawrence B. Hawkins	20%	50%	100%
G. Kenneth Stephens, Jr.	16%	40%	80%

Results that fall between the threshold, target, and maximum levels are pro-rated. If a Named Executive Officer’s salary is adjusted during the fiscal year, the committee uses a blended salary figure to calculate any annual incentive payout to that executive, based on the number of days he was receiving each salary. Consistent with past practice, the committee’s goal is that the threshold level should be achievable with a probability of 80% and the target level with a probability of 40-50%, while the maximum level should have a very low probability of achievement, approximately 10%.

Setting the Metrics – The committee uses the following factors, among others, in determining the annual performance criteria and target performance levels: analysts’ forecasts and current market conditions; an analysis of the financial measures on which the committee wants to focus executive attention and effort; Company, subsidiary, and individual performance in the prior fiscal year; the Company’s budget and range of projections for the upcoming fiscal year; and ongoing strategic initiatives. The committee also receives input from the Chief Executive Officer and the Chief Financial Officer and reviews the approved operating plan for the upcoming fiscal year. The committee meets with the Chief Executive Officer and Chief Financial Officer to review and discuss extensively the various quantitative performance metrics and the probabilities and risks in achieving these metrics. Finally, the committee meets in executive session to finalize the plan, including approving as adjustments to annual incentive calculations certain categories of unusual items that would not be included in the Company’s budget, as those items are deemed to be outside the control of the executives.

In deciding what weight to assign the various performance criteria in a particular executive’s annual incentive opportunity, the committee also considers which criteria are within the particular executive’s realm of responsibility and how use of a given criterion may incentivize the executive’s performance for the next year. For fiscal 2012, the committee set the corporate, trust portfolio and individual performance portions for each Named Executive Officer as follows:

Percentage Allocation of Performance Criteria to Annual Incentive Plan Participants

Named Executive Officer	Corporate Performance Criteria				Trust Portfolio Performance	Individual Performance
	Revenue	Gross Profit	Free Cash Flow	EPS
Thomas M. Kitchen	10%	10%	30%	30%	n/a	20%
Lewis J. Derbes, Jr.	10%	10%	30%	30%	n/a	20%
Kenneth G. Myers, Jr.	15%	15%	30%	20%	n/a	20%
Lawrence B. Hawkins	n/a	n/a	10%	10%	50%	30%
G. Kenneth Stephens, Jr.(1)	15%	15%	30%	20%	n/a	20%

(1)	The corporate performance criteria and goals for Mr. Stephens are based on divisional revenue and gross profit rather than consolidated revenue and gross profit.

Corporate Performance – For fiscal 2012, the corporate performance portion of the annual incentive for each of the Named Executive Officers, except Mr. Hawkins, included consolidated revenue, gross profit, diluted earnings per share (“EPS”), and free cash flow. For Mr. Stephens, his revenue and gross profit criteria were set and measured based on the performance of his division in those categories rather than overall corporate performance.

Because of his unique role in investment management, Mr. Hawkins’ corporate performance criteria were limited to EPS and free cash flow, while half of Mr. Hawkins’ target annual incentive is based on the performance of our trust portfolios under his management (see “Annual Incentive Award – Trust Portfolio Performance.”)

The committee believes that revenue, gross profit, EPS, and free cash flow are key drivers of long-term shareholder value. The use of free cash flow as a performance measure tracks the Company’s strategic goal to generate cash to allow for investment in other opportunities, products, and services and to return cash to shareholders through dividends and share repurchases. Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. While gross profit had been a fiscal 2011 corporate performance metric for Messrs. Myers and Stephens, the committee expanded the use of this metric in fiscal 2012 to Messrs. Kitchen and Derbes to emphasize growth in the Company’s core operations.

The corporate performance goals for fiscal 2012 were as follows:

Annual Incentive Plan Corporate Performance Goals

Performance Criteria	Threshold	Target	Maximum
Revenue(1)	$522 million	$532 million	$553 million
Gross profit(1)	$99 million	$105 million	$113 million
EPS	$0.39	$0.43	$0.49
Free cash flow	$38 million	$52 million	$66 million

(1)	The revenue and gross profit goals for Mr. Stephens were established based on divisional targets, rather than overall corporate targets. The threshold, target, and maximum goals for divisional revenue for him were set at $237.9 million, $242.8 million, and $252.5 million, respectively; while the threshold, target, and maximum goals for divisional gross profit were set at $29.6 million, $31.5 million, and $33.9 million, respectively.

Trust Portfolio Performance – For Mr. Hawkins, 50% of his potential annual incentive is based upon the performance of the preneed funeral and merchandise portfolio and the perpetual care portfolio, which he manages for our Company. This portion of his incentive is determined by comparing the actual return of each portfolio against three measures: the one- and two-year performance of that portfolio relative to a custom index of relative market indices weighted according to the actual asset allocation of the portfolio and a target annual return as established in advance by the investment committee of our board. For fiscal 2012, the target return for the preneed funeral and merchandise portfolio was based on a total annual return of 6.5%, while the target return for the combined perpetual care portfolios was based on a total annual return of 5.5%.

The investment committee retains an independent consultant to evaluate overall portfolio performance and the performance of each individual portfolio. The consultant supplies the market indices and analyses of the performance of each portfolio to the investment committee, and the compensation committee uses this data to determine Mr. Hawkins’ award, as well as to design the performance metrics and targets for Mr. Hawkins for the upcoming fiscal year. The following investment performance targets applied to Mr. Hawkins’ annual award for fiscal 2012:

Portfolio Performance Targets

Compared to One- and Two- Year Returns of Custom Index and Target Return

Portfolio	Threshold	Target	Maximum
Preneed funeral and merchandise portfolio	50 basis points below	25 basis points above	100 basis points above
Combined perpetual care portfolios	50 basis points below	12.5 basis points above	50 basis points above

Individual Performance – At the beginning of the fiscal year, the committee provides each Named Executive Officer with the objectives that will be considered in determining the individual performance portion of his annual incentive for that year. Each executive’s level of achievement of these objectives is evaluated following the end of the year. The factors for fiscal 2012 are described under “Results – Individual Performance.” The committee then uses its discretion in a subjective qualitative evaluation of individual performance, taking into consideration input from other board members and certain executive officers as described in “The Process of Setting Compensation – The Role of Management and Other Directors.”

In fiscal 2012, continuing a practice first adopted in fiscal 2009, the committee scaled the amount a Named Executive Officer could receive for individual performance to achievement of corporate performance as follows:

To be eligible for an individual performance portion of:	The required corporate criteria achievement is:
100%	Target EPS and Target Free Cash Flow
75%	Target EPS or Target Free Cash Flow
50%	Threshold EPS or Threshold Free Cash Flow
up to 25% at discretion of committee	below Threshold EPS and below Threshold Free Cash Flow

Under this framework, a Named Executive Officer may earn no more than 25% of the maximum individual performance award component if the threshold levels of both EPS and free cash flow were not met. The committee believes that this linkage reinforces the relationship between individual and corporate performance.

Results

The committee believes that the overall payouts for the annual incentive plan in fiscal 2012 aligned with Company performance during the fiscal year. Each Named Executive Officer’s total annual incentive award payout fell somewhere between the target and the maximum payouts.

Calculation of FY 2012 Annual Incentive Plan Award

Named Executive Officer	Corporate Performance Criteria				Trust Portfolio Performance ($)	Individual Performance ($)	Incentive Award Total ($)
	Revenue ($)	Gross Profit ($)	Free Cash Flow ($)	EPS ($)
Thomas M. Kitchen	—	76,092	266,889	228,240	n/a	182,400	753,621
Lewis J. Derbes, Jr.	—	25,284	88,682	75,840	n/a	60,607	250,413
Kenneth G. Myers, Jr.	—	49,036	114,661	65,371	n/a	78,364	307,432
Lawrence B. Hawkins	n/a	n/a	38,549	32,967	142,268	106,077	319,861
G. Kenneth Stephens, Jr.	11,536	30,311	72,282	41,210	n/a	44,200	199,539

The committee has discretion to pay the annual incentive award in cash or in shares of Class A common stock, and for fiscal 2012 elected to pay all annual incentive awards in cash.

Corporate Performance – Company performance in fiscal 2012 generated an annual incentive plan payout under three of the four corporate performance metrics – gross profit, EPS, and free cash flow. In addition, although none of the Named Executive Officers earned an annual incentive payout based on the Company’s overall revenue, Mr. Stephens did earn an annual incentive payout based on revenue because his metric was based on divisional performance, rather than overall corporate performance. We made certain adjustments to EPS and free cash flow that were pre-approved by the committee at the beginning of fiscal 2012, as described below.

The Company’s fiscal 2012 revenue was $516.1 million, which fell below the threshold of $522 million. However, the fiscal 2012 revenue attributable to the Eastern Division, for which Mr. Stephens is responsible and on which a portion of his incentive was based, was $239.5 million, which fell in between the threshold of $237.9 million and the target of $242.8 million as established by the committee.

Our gross profit for fiscal 2012 was $109.7 million, which exceeded the target of $105 million but fell short of the $113 million maximum. The fiscal 2012 gross profit attributable to the Eastern Division, on which a portion of Mr. Stephens’ annual incentive was based, was $32.8 million, which also exceeded the target of $31.5 million, but did not reach the maximum $33.9 million.

Adjusted EPS was $0.46, exceeding the target of $0.43, but not reaching the maximum of $0.49. Our EPS of $0.41, as reported in our Form 10-K, was adjusted upward to eliminate the effect of discontinued operations, a change in accounting for convertible debt, losses associated with Hurricane Isaac, fees and costs associated with certain acquisitions, and charges attributable to unvested restricted stock, which collectively reduced our net earnings before taxes for the year by approximately $6.5 million ($4.2 million after taxes, or $0.05 per share).

With regard to the free cash flow performance metric, the Company’s adjusted free cash flow for fiscal 2012 was $63.2 million, which fell between the target and maximum payout levels. Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. For fiscal 2012, net cash provided by operating activities was $76.5 million and maintenance capital expenditures were $15.1 million, resulting in free cash flow of $61.4 million. For purposes of the annual incentive plan calculations, the committee made three after-tax adjustments to the $61.4 million free cash flow derived from our Form 10-K, adding back fees and costs associated with certain acquisitions, expenditures related to discontinued operations, and losses associated with Hurricane Isaac, which collectively increased our free cash flow by approximately $1.8 million. In addition, the committee also reduced the target and maximum free cash flow goals by $0.6 million for the perpetual care trust funding obligation, the timing of which varies from period-to-period.

Trust Portfolio Performance – Mr. Hawkins earned $142,268 toward his annual incentive payment based on trust portfolio performance. With regard to the preneed funeral and merchandise portfolio, Mr. Hawkins did not achieve the threshold performance level for the two-year custom index, but the portfolio’s performance fell between the target and maximum levels for the one-year custom index and exceeded maximum performance as measured against the target return set by the committee. On the perpetual care portfolio, Mr. Hawkins exceeded the maximum performance level as measured against all three indices.

Individual Performance – For fiscal 2012, Mr. Kitchen received $182,400 for the individual performance portion of his annual incentive in recognition of his achievement in the following areas: successful implementation of major organizational changes, including the restructuring of operations and sales designed to better integrate the teams; reducing expenses and improving gross margins in the core business year-over-year; analyzing strategic alternatives to determine appropriate capital allocation and deployment of free cash flow; completing two acquisitions; overseeing the implementation of the cremation garden initiative; and providing key guidance on the diversification of the trust portfolios. The committee also recognized Mr. Kitchen’s steady leadership in his first full year as our President and Chief Executive Officer.

For fiscal 2012, Mr. Derbes was asked to focus his efforts on evaluating strategic financial options; exploring additional tax planning strategies; assisting in the evaluation of underperforming businesses; overseeing management of the trust portfolios; implementing new technologies; and seeking out opportunities throughout the Company to reduce unnecessary spending and implement productivity initiatives. The committee awarded Mr. Derbes $60,607 for his individual performance during fiscal 2012 in these areas. The committee also recognized Mr. Derbes’ key oversight of certain tax initiatives that have yielded substantial tax savings to date and expected tax savings in the future.

Mr. Myers earned $78,364 for his individual performance in fiscal 2012 in certain areas as set by the committee. Those areas include Mr. Myers’ leading the Best in Class sales initiative; exploring various specified business opportunities; implementing initiatives aimed at enhancing the customer experience; successful integration of cremation package offerings within our funeral homes; his focus on improving the funeral arrangement process using advancements in technology; consolidating suppliers and renegotiating contracts with those suppliers to improve consistency and quality while reducing costs; and consolidating marketing initiatives. The committee also recognized the key role Mr. Myers played in the Company’s fiscal 2012 cost-saving initiatives.

For his qualitative portion of the annual incentive award in fiscal 2012, Mr. Hawkins earned $106,077 for his individual performance. The committee had asked Mr. Hawkins to focus primarily on developing and enhancing the trust investment philosophy and strategy. In setting Mr. Hawkins’ award, the committee noted his leadership in implementing new performance tracking and his continued efforts in identifying additional investment opportunities to broaden the portfolios’ diversification.

Mr. Stephens earned $44,200 for his individual performance in fiscal 2012 based primarily upon his achievement in certain areas as set by the committee: his leadership in continued implementation of new systems and information tools, his work in supporting the Best in Class sales initiative, and his efforts at strengthening the preneed funeral sales program. The committee also noted Mr. Stephens’ leadership in keeping his team focused throughout the challenges of the recent operations and sales restructuring.

Long-Term Equity Incentive Awards

Process and Design – The committee makes annual long-term equity incentive grants to our executive officers via a combination of time-vested stock options and performance-based restricted stock. The committee does not adhere to strict formulas or survey data in determining the specific mix of compensation elements, and has historically used a fixed share approach based on the level of responsibility of the executive officer. The committee’s intention is for equity awards to become a more substantial part of total compensation, thereby aligning the executives’ long-term interests with those of our shareholders. In making equity grant decisions, the committee reviews the grant date values of the proposed awards, using a Black-Scholes valuation model for the options and valuing the performance-based restricted stock at its maximum value (the number of shares multiplied by the grant date market price).

We believe that the use of time-vested stock options and performance-based restricted stock in tandem has certain advantages. Although its value may increase or decrease with changes in the stock price during the period before vesting, restricted stock will have value in the long term, encouraging retention of executives. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, restricted stock can deliver significantly greater compensation value at grant than stock options, and can offer comparable grant date compensation value with fewer shares and less dilution for our shareholders.

Typically, our grants of stock options and restricted stock have vested over three or four years in order to strengthen our ability to retain our management team. The fiscal 2012 restricted stock grants to our Named Executive Officers included performance vesting criteria to emphasize the at-risk nature of our equity compensation, a practice we began in 2007. During the vesting period, the executive officers have voting rights and receive any dividends that are paid on our Class A common stock. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse, all performance conditions are deemed to be satisfied, and all options become immediately exercisable upon a change of control. Unvested stock options and unvested performance-based restricted stock are generally forfeited on termination of employment for any reason.

Grants of time-vested stock options and performance-based restricted stock are considered annually during the Company’s first fiscal quarter. Grants may also be made at other times in connection with new hires or promotions. Options are granted at fair market value on the date of grant or as of a future specified date, for example, for a new executive officer joining the Company.

Results – On December 6, 2011, our compensation committee made grants of time-vested stock options and performance-based restricted stock to the Named Executive Officers as detailed in the “Grants of Plan-Based Awards” table. For each Named Executive Officer, approximately half of the total long-term incentive value granted, based on stock price at grant, was in performance-based restricted stock and the other half, based on a Black-Scholes valuation model, was in options. Options are, by their nature, performance-based, and the options granted to the Named Executive Officers will vest 25% per year over four years and expire in ten years.

With respect to the performance-based restricted stock, the committee again aligned the vesting of the fiscal 2012 restricted stock grants to the achievement of specific future stock price targets. As with restricted stock grants made in prior years, a portion of each grant will vest on the last day of a given fiscal year if the closing price of a share of our Class A common stock meets or exceeds a given target price for 20 consecutive trading days during that fiscal year, as noted below:

Portion of Awards Vesting	Vesting Date	Target Price
One-third	October 31, 2012	$6.89
Two-thirds (to the extent not already vested)	October 31, 2013	$7.58
All unvested shares	October 31, 2014	$8.34

The price of a share of our Class A common stock was $6.26 on the date of grant (December 6, 2011). The stock price targets represent a compounded annual growth of approximately 10%, which the committee believes represents a reasonable target for each fiscal year. The fiscal 2012 target price of $6.89 was met during fiscal 2012, and, therefore, one-third of each Named Executive Officer’s restricted stock grant vested on October 31, 2012. In addition, on January 29, 2013, the fiscal 2013 target price was met and, therefore, that portion of each Named Executive Officer’s award will vest on October 31, 2013, assuming employment on that date.

Stock Ownership Guidelines – The compensation committee has established stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership. The guidelines currently are as follows:

Executive Stock Ownership Guidelines

Title/Function	Minimum Value of Stock Ownership as Multiple of Salary

Chief Executive Officer	4x

All other Executive Officers with an annual base salary in excess of $300,000	3x

Each executive who is subject to the guidelines has until December 21, 2014 or five years from the date he or she is subject to the guidelines, whichever is later, to comply. The committee reviews compliance with the policy annually. Unvested performance-based restricted stock counts toward stock ownership under the policy. However, the forfeiture of a large number of shares of performance-based restricted stock in fiscal 2011 adversely impacted each Named Executive Officer’s ability to comply; only Messrs. Kitchen and Hawkins were in compliance as of November 15, 2012. However, each of Messrs. Myers and Stephens has until December 21, 2014 to comply, while Mr. Derbes, who first became subject to the guidelines on April 7, 2011, has until April 7, 2016 to comply.

The policy prohibits the sale of vested restricted stock when an executive is not in compliance with the guidelines, except in hardship situations approved by the compensation committee. In the event of continued non-compliance with the stock ownership policy, the committee may exercise its discretion to pay any annual incentive award due the executive officer as equity compensation rather than in cash, in whole or in part.

Clawback Policy

In fiscal 2010, the committee and the board of directors approved a written Clawback Policy. The Clawback Policy applies to each of the Named Executive Officers, as well as certain other officers of the Company, and permits the recovery of incentive compensation paid to an officer if: (1) following enactment of the policy, incentive compensation, bonuses, or equity awards were paid or vested based on materially inaccurate financial statements or any other materially inaccurate performance criteria, and (2) that officer engaged in intentional misconduct resulting in the achievement of performance targets that otherwise would have not been achieved. The board, considering the best interests of shareholders, has the discretion to determine whether any such recovery should be pursued.

Retirement Benefits

Beyond our core compensation components, we offer our Named Executive Officers certain retirement benefits through two unfunded, nonqualified plans: a Supplemental Executive Retirement Plan and a Supplemental Retirement and Deferred Compensation Plan. These plans were initially adopted in 2002 and 1994, respectively.

The SERP, an unfunded, nonqualified, non-contributory retirement plan, is intended to reward our most senior executives for loyalty and quality of service. Our five NEOs are the only active employees who are SERP participants. Payments under the SERP are based upon the executive’s age or years of service and final average salary. The SERP also serves to protect the Company’s interests after an executive’s termination, as payments are contingent upon the executive’s continued compliance with non-competition provisions.

In fiscal 2012, the committee amended the SERP to permit current participants (all NEOs other than Mr. Kitchen, whose benefit is calculated differently, as discussed in the section entitled “2012 Pension Benefits”) to receive a benefit if they retire after seven years of service with our Company, regardless of age. Prior to this amendment, the earliest retirement date for these participants would have been the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment, or (3) completion of the participant’s fifth year in the SERP. The amendment did not increase the benefit payable to any of the SERP participants retiring on or after age 55. Under the SERP as amended, participants who have completed at least seven years of service receive a minimum early retirement benefit of 10% of final average salary, increasing by two percentage points per year, from age 51 (12%) to age 55 (20%), and to the maximum 40% at the normal retirement age of 65.

In making the decision to adopt this amendment, the committee reviewed the SERP’s existing and proposed benefits for each SERP participant and determined that after seven years of service, participants should be entitled to receive some level of SERP benefits regardless of age. Specifically, the committee determined that this amendment was appropriate given the service of three of our current SERP participants, who would not otherwise be eligible for any benefit for a number of years. The effect of the amendment is that Messrs. Derbes and Stephens are now eligible for a retirement benefit under the SERP and Mr. Myers will be eligible for a retirement benefit under the SERP during fiscal 2013 (assuming continued employment). The non-competition provisions of the SERP, as previously noted, continue to apply, regardless of what age the SERP participant retires.

Our Named Executive Officers may also choose to participate in our 401(k) plan generally available to all employees. However, because Internal Revenue Code (the “Code”) limitations on contributions disproportionately affect our executives’ ability to save for retirement under our 401(k) plan, we have established the Deferred Compensation Plan, which permits an executive to defer compensation in excess of the 401(k) plan contribution limitations. The Company makes certain matching contributions up to an overall maximum for both the 401(k) plan and Deferred Compensation Plan of 1.5% of the executive’s eligible cash compensation.

For more information, please see the tables entitled “2012 Pension Benefits” and “2012 Nonqualified Deferred Compensation.”

Change of Control and Termination Benefits

We offer certain change of control and termination benefits to our Named Executive Officers. The only severance benefits we provide our executive officers outside the context of a change of control are included in Mr. Kitchen’s employment agreement as the result of negotiation with him in connection with his April 7, 2011 promotion from Chief Financial Officer to President and Chief Executive Officer. For more information, see the section entitled “Executive Compensation – Employment Agreements.”

We believe change of control benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the face of an impending change of control because they alleviate the individual’s concerns about the possible involuntary loss of employment. We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company. Change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions.

The Retention Plan – During fiscal 2012, each of the Named Executive Officers, except Mr. Kitchen, was a participant under the Company’s Retention Plan, and Mr. Kitchen would have participated in the Retention Plan to the extent its benefits were more favorable than those available under his employment agreement. The Retention Plan generally protects a participant’s employment terms and conditions for a one-year period following a change of control. The specific terms of the Retention Plan are detailed under “Potential Payments Upon Termination or a Change of Control.”

Other Change of Control Benefits – Our equity plans also provide for accelerated vesting upon a change of control, as does our Deferred Compensation Plan (although all of our Named Executive Officers who participate are currently fully vested in the Deferred Compensation Plan). Under its current terms, the SERP provides a pro rata benefit to certain of our Named Executive Officers if they are terminated under certain conditions following a change of control, but before they are entitled to an early retirement benefit. The SERP and the Deferred Compensation Plan also require that, upon a change of control, a rabbi trust be funded with an amount equal to the present value of all benefits due under these plans that are not paid out in full upon the change of control. These benefits are detailed under “Potential Payments Upon Termination or Change of Control.”

Other Compensation

Our current policy is that we do not provide perquisites to any executive officers that are not generally available to our other employees; however, three of our Named Executive Officers who were serving as executives prior to the change in policy (Messrs. Kitchen, Hawkins, and Stephens) have continued to receive certain modest perquisites. In fiscal 2012, we provided Messrs. Kitchen, Hawkins, and Stephens with an auto allowance and a $5,000 annual payment toward the officer’s portion of health insurance premiums. We also reimburse these three executives for memberships in social clubs on a case-by-case basis if we deem appropriate to support business objectives. In addition, we have reimbursed these executives for the travel and entertainment of their spouses in attending business functions to encourage spousal attendance.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. To the extent that the compensation committee intends for certain compensation to qualify for the “performance-based” exception from Section 162(m), such compensation is granted and administered by the compensation committee’s incentive awards subcommittee. Options granted under our equity incentive plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). Our restricted stock awards, which vest on the basis of market conditions and are issued under our shareholder-approved Amended and Restated 2010 Stock Incentive Plan, are also intended to qualify as “performance-based” and, therefore, be deductible under Section 162(m). In order that the quantitative portion of our annual cash incentive awards may qualify as “performance-based” under Section 162(m) and be fully deductible, the annual incentive awards for fiscal 2012 were paid to our Named Executive Officers under the Executive Officer Annual Incentive Plan last approved by shareholders at our 2012 annual meeting.

The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our compensation committee intends to monitor compensation levels and the deduction limitation.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee:

Ronald H. Patron, Chairman        John B. Elstrott, Jr.        Alden J. McDonald, Jr.        John K. Saer, Jr.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Ronald H. Patron, John B. Elstrott, Jr., Alden J. McDonald, Jr., and John K. Saer, Jr. served on our compensation committee. Mr. Patron, first appointed to the compensation committee in 2011, served as an executive officer of our Company until his retirement in 2001. No other member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our board of directors or on our compensation committee.

Fiscal 2012 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2012, 2011, and 2010, as applicable, for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5)(6) ($)	All Other Compensation(7) ($)	Total ($)

Thomas M. Kitchen(8)	2012	600,000	—	478,080	418,352	753,621	653,343	71,152	2,974,548
President and Chief Executive Officer	2011	552,308	—	505,204	437,540	585,745	475,543	55,133	2,611,473
	2010	400,000	—	130,135	124,496	232,096	208,011	69,117	1,163,855

Lewis J. Derbes, Jr.(8)	2012	318,270	—	139,440	123,604	250,413	792,423	16,312	1,640,462
Senior Vice President, Chief Financial Officer and Treasurer	2011	274,717	—	127,954	120,609	173,366	31,151	8,951	736,748

Kenneth G. Myers, Jr(8).	2012	411,386	—	199,200	190,160	307,432	1,089,208	22,703	2,220,089
Executive Vice President of Operations and Sales	2011	366,357	—	145,744	150,706	241,115	295,061	18,481	1,217,464
	2010	350,000	25,000	97,601	93,372	104,030	160,207	24,479	854,689

Lawrence B. Hawkins	2012	415,725	—	119,520	114,096	319,861	266,273	32,614	1,268,089
Executive Vice President and President, Investors Trust, Inc.	2011	408,324	—	124,923	118,386	186,114	254,084	34,292	1,126,123
	2010	400,000	—	81,334	77,810	263,305	202,568	34,498	1,059,515

G. Kenneth Stephens, Jr.(8)	2012	325,000	—	99,600	95,080	199,539	565,958	39,203	1,324,380
Senior Vice President – Eastern Division	2011	350,203	—	124,923	118,386	210,820	170,688	39,611	1,014,631
	2010	350,000	25,000	81,334	77,810	104,030	172,788	39,905	850,867

(1)	In fiscal 2010, the committee awarded a discretionary cash bonus of $25,000 to each of Messrs. Myers and Stephens for their contributions on new strategic initiatives during the year.
(2)	The restricted stock awards, which vest on the basis of performance conditions, are valued as of the grant date based on probable outcome using the Monte Carlo lattice model. For information regarding the assumptions we used in valuing these market-based awards, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended October 31, 2012. The maximum value of each Named Executive Officer’s fiscal 2012 grant, measured as of the grant date, would be as follows: Mr. Kitchen, $751,200; Mr. Derbes, $219,100; Mr. Myers, $313,000; Mr. Hawkins, $187,800; and Mr. Stephens, $156,500. In making equity award decisions, the compensation committee values restricted stock awards based on their maximum value. As discussed in greater detail in the CD&A, for fiscal 2012 the committee increased the dollar value of each Named Executive Officer’s, except for Mr. Stephens, equity award in furtherance of its goal that a higher percentage of each officer’s total compensation should be delivered in the form of equity. See “Fiscal 2012 Grants of Plan-Based Awards” for more information regarding the restricted stock awards we granted during the fiscal year.
(3)

These amounts reflect the aggregate grant date fair value of the options granted to our Named Executive Officers, determined using the Black-Scholes option model. For information regarding the assumptions we made in valuing these option awards, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended October 31, 2012. As discussed in greater detail in the CD&A, for fiscal 2012 the committee increased the dollar value of each Named Executive Officer’s, except for Mr. Stephens, equity award in furtherance of its goal that a higher percentage of each officer’s total compensation should be delivered in the form of equity. Please see “Fiscal 2012 Grants of Plan-Based Awards” for more information regarding the stock option awards we granted during the fiscal year.
(4)	As described in the CD&A, these amounts reflect the annual cash incentive bonuses paid to the Named Executive Officers based on the fiscal year performance of the Company and the individual executive relative to pre-established quantitative objectives and an evaluation of qualitative factors.
(5)	Represents the sum of (a) the change in the actuarial present value of the executive’s accumulated benefit under the SERP and (b) interest earned in the executive’s account in the Deferred Compensation Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Code. The interest rate credited to the accounts of the Deferred Compensation Plan participants for fiscal years 2012, 2011, and 2010 is equal to the Company’s weighted average cost of capital as of the end of each such fiscal year, which was 9.99%, 9.92%, and 10.07%, respectively. The amounts for each executive for fiscal year 2012 are shown in the following table:

Name	Fiscal Year	Change in Actuarial Present Value of SERP ($)	Above-Market Interest on Deferred Compensation Plan ($)
Thomas M. Kitchen	2012	604,796	48,547
Lewis J. Derbes, Jr.	2012	790,087	2,336
Kenneth G. Myers, Jr.	2012	1,079,405	9,803
Lawrence B. Hawkins	2012	260,851	5,422
G. Kenneth Stephens, Jr.	2012	512,665	53,293

(6)	The actuarial present value of the accumulated SERP benefit for each of Messrs. Derbes, Myers, and Stephens increased significantly in fiscal 2012 as compared with prior years. This increase was due, in large part, to an amendment of the SERP approved by the compensation committee in fiscal 2012, which expanded the early retirement eligibility requirements. Prior to this amendment, none of these executives was eligible for an early retirement benefit under the SERP. However, as a result of this amendment, Messrs. Derbes and Stephens immediately became eligible for an early retirement benefit and, subject to his continued employment, Mr. Myers will become eligible for such a benefit during fiscal 2013. Messrs. Kitchen and Hawkins were eligible for early retirement benefits prior to the amendment. See “Compensation Components – Retirement Benefits” in the CD&A and “2012 Pension Benefits” for more information.
(7)	Represents Company contributions to the 401(k) plan and Deferred Compensation Plan, dividends paid on restricted stock, and perquisites. Messrs. Kitchen, Derbes, Myers, Hawkins, and Stephens received $33,066, $8,938, $12,917, $9,042, and $8,267, respectively, in dividends on restricted stock during fiscal 2012. Messrs. Kitchen, Derbes, and Myers received Company contributions to their Deferred Compensation Plan accounts of $14,048, $3,636, and $6,049, respectively, in fiscal 2012. In fiscal 2012, only three of our Named Executive Officers (Messrs. Kitchen, Hawkins, and Stephens) were eligible to receive perquisites not generally available to our other employees, as each served as an executive officer prior to the change in policy that eliminated such perquisites. No individual perquisite exceeded the greater of $25,000 or 10% of the total perquisites of any executive. Perquisites provided to certain executives in fiscal years 2012, 2011 and 2010 included an auto allowance, club memberships, spousal travel costs, and a portion of health and dental insurance premiums. See “Compensation Components – Other Compensation” in the CD&A for more information.
(8)	In April 2011, Mr. Kitchen was promoted to President and Chief Executive Officer from his prior position as Senior Executive Vice President and Chief Financial Officer, and Mr. Derbes was promoted to Senior Vice President, Chief Financial Officer and Treasurer from his prior position as Senior Vice President of Finance, Secretary, and Treasurer. Mr. Derbes was not a Named Executive Officer for fiscal year 2010; accordingly, no compensation for that year is provided. In August 2011, Mr. Myers, formerly Senior Vice President of Operations, was promoted to the newly-created position of Executive Vice President of Operations and Sales, and Mr. Stephens, formerly Senior Vice President of Sales, became our Senior Vice President – Eastern Division, reporting to Mr. Myers, and his compensation was adjusted at that time to reflect his changed responsibilities.

Employment Agreements

During fiscal 2012, Mr. Kitchen was the only executive officer who had an employment agreement, which was entered into in connection with his promotion to President and Chief Executive Officer in April 2011. The term of Mr. Kitchen’s employment under the agreement continues through April 7, 2014, but is subject to earlier termination (1) in the event of his death or disability, (2) by the Company with or without “cause” (as defined in the agreement), or (3) by Mr. Kitchen for “good reason” (as defined in the agreement) or for any reason other than good reason, subject, in each case, to the obligations of the Company and Mr. Kitchen upon termination of employment set forth in the agreement. If a change of control occurs on or prior to April 7, 2014, the employment term continues following the change of control for the longer of the remaining term or two years, subject to earlier termination as previously described.

Under the terms of this agreement, Mr. Kitchen is guaranteed a minimum base salary of $600,000 per year and his maximum annual incentive bonus opportunity is 160% of base salary. Mr. Kitchen’s agreement provides him with certain severance and change of control protections. If the Company terminates his employment without cause or if he resigns with good reason, he would be entitled to severance equal to one year’s base salary paid over a two-year period. However, if such termination or resignation occurs within two years after a change of control, he would be entitled to severance equal to two years’ base salary, plus a pro rata average bonus (as defined below) for the year of termination. Following a change of control, if the Company is controlled by another company, good reason includes not holding an equivalent position in the ultimate parent company. The agreement provides that any change of control severance benefits that are not paid out immediately will be contributed to a rabbi trust. Under the agreement, Mr. Kitchen is prohibited from competing with our Company for two years after termination of his employment for any reason, and his receipt of severance benefits is conditioned upon his continued compliance with those non-competition provisions.

In addition, in the event of a change of control, for each full fiscal year in which Mr. Kitchen is employed between the change of control and the second anniversary of the change of control, he will be guaranteed to receive a bonus at least equal to the “average bonus” – i.e., the average bonus paid to him for the last three completed fiscal years prior to the change of control. The agreement also provides a reduction of any change of control benefits to avoid parachute payment excise taxes if Mr. Kitchen would receive greater after-tax benefits with a reduction than he would receive if he had been paid the unreduced benefit and paid the excise tax.

Fiscal 2012 Grants of Plan-Based Awards

The following table sets forth information about the potential payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Grant Date				Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)
Thomas M. Kitchen	Annual Incentive	—	192,000	480,000	960,000
	Performance- Based Restricted Stock Grant	12/6/2011				120,000			478,080
	Option Grant	12/6/2011					220,000	6.26	418,352
Lewis J. Derbes, Jr.	Annual Incentive	—	63,798	159,495	318,989
	Performance- Based Restricted Stock Grant	12/6/2011				35,000			139,440
	Option Grant	12/6/2011					65,000	6.26	123,604
Kenneth G. Myers, Jr.	Annual Incentive	—	82,487	206,218	412,437
	Performance- Based Restricted Stock Grant	12/6/2011				50,000			199,200
	Option Grant	12/6/2011					100,000	6.26	190,160
Lawrence B. Hawkins	Annual Incentive	—	83,198	207,994	415,988
	Performance- Based Restricted Stock Grant	12/6/2011				30,000			119,520
	Option Grant	12/6/2011					60,000	6.26	114,096
G. Kenneth Stephens, Jr.	Annual Incentive	—	52,000	130,000	260,000
	Performance- Based Restricted Stock Grant	12/6/2011				25,000			99,600
	Option Grant	12/6/2011					50,000	6.26	95,080

(1)	“Estimated future payouts under non-equity incentive plan awards” refers to potential payments, under the 2012 annual incentive plan, payable in fiscal 2013. The amounts actually paid to each Named Executive Officer for fiscal 2012 pursuant to this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2012 Summary Compensation Table.”
(2)	These amounts represent the number of shares in each Named Executive Officer’s fiscal 2012 restricted stock grant, the vesting of which is contingent upon the closing price of our shares of Class A common stock meeting or exceeding a certain “target price” for 20 consecutive trading days during each of the three fiscal years following grant. The vesting schedule is as follows:

Portion of Award Vesting	Vesting Date	Target Price
One-third	October 31, 2012	$6.89

Two-thirds (to the extent not already vested)	October 31, 2013	$7.58

All unvested shares	October 31, 2014	$8.34

On the last day of the fiscal year, October 31, 2012, the first one-third of each Named Executive Officer’s restricted stock award vested, as the target price of $6.89 was met for 20 consecutive trading days during the 2012 fiscal year. The second one-third of each Named Executive Officer’s restricted stock award met the performance target in January 2013, as the target price of $7.58 was met for 20 consecutive trading days. These shares will vest on October 31, 2013.

(3)	Each of these stock option grants is scheduled to vest one-fourth per year on December 6 of 2012, 2013, 2014, and 2015, with a term of ten years.
(4)	Option awards are valued based on the aggregate grant date fair value computed in accordance with FASB ASC 718, while our restricted stock awards are valued as of the grant date based on the probable outcome (see note 2 to the “Fiscal 2012 Summary Compensation Table”). For information relating to the assumptions made by us in valuing these awards to our Named Executive Officers, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended October 31, 2012.

Annual Incentive Plan

The amounts included above as Non-Equity Incentive Plan Awards are amounts that the Named Executive Officers were eligible to earn through our annual incentive plan based on 2012 performance. As described further in the CD&A, our compensation committee set a threshold payout level, a target level, and a maximum level for fiscal 2012 for several different quantitative criteria for each executive. The threshold was equal to 40% of the target bonus opportunity and the maximum was equal to 200% of the target opportunity. Results that fall between the threshold, target, and maximum levels are pro-rated. The actual amounts paid for fiscal 2012 are provided in the “Fiscal 2012 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. The compensation committee has the discretion to determine whether the payments under the plan to the executive officers will be in cash or stock, or a combination of the two. For fiscal 2012, the compensation committee decided that the payment would be 100% cash.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information about outstanding option and restricted stock awards held by the Named Executive Officers at the end of fiscal 2012.

	Option Awards					Unvested Equity Incentive Plan Awards
Securities Underlying Unexercised Options
Name	Number Exercisable (#)	Number Unexercisable (#)		Exercise Price ($)	Expiration Date	Number of Unearned Shares (#)		Market Value(1) ($)
Thomas M. Kitchen	60,000	—		7.37	5/14/2014	—		—
	60,000	20,000	(2)	3.09	1/5/2016	—		—
	40,000	40,000	(3)	5.14	12/16/2016	—		—
	37,500	112,500	(4)	6.22	12/8/2017	26,667	(5)	207,203
	17,500	52,500	(4)	6.34	12/8/2017	13,333	(5)	103,597
	—	220,000	(6)	6.26	12/6/2021	80,000	(7)	621,600
Lewis J. Derbes, Jr.	6,500	—		6.33	1/8/2014	—		—
	7,000	—		8.24	12/6/2014	—		—
	11,250	3,750	(8)	2.65	12/15/2015	—		—
	7,500	7,500	(9)	5.04	12/7/2016	—		—
	3,750	11,250	(4)	6.22	12/8/2017	2,666	(5)	20,715
	11,250	33,750	(4)	6.34	12/8/2017	7,333	(5)	56,977
	—	65,000	(6)	6.26	12/6/2021	23,334	(7)	181,305
Kenneth G. Myers, Jr.	6,500	—		6.33	1/8/2014	—		—
	7,500	—		8.24	12/6/2014	—		—
	4,500	—		7.57	6/26/2015	—		—
	45,000	15,000	(2)	3.09	1/5/2016	—		—
	30,000	30,000	(3)	5.14	12/16/2016	—		—
	17,500	52,500	(4)	6.22	12/8/2017	—		—
	1,875	5,625	(10)	5.70	8/13/2018	11,667	(5)	90,653
	—	100,000	(6)	6.26	12/6/2021	33,335	(7)	259,013
Lawrence B. Hawkins	40,000	—		6.33	1/8/2014	—		—
	15,000	—		8.47	12/19/2014	—		—
	37,500	12,500	(2)	3.09	1/5/2016	—		—
	25,000	25,000	(3)	5.14	12/16/2016	—		—
	15,000	45,000	(4)	6.22	12/8/2017	10,000	(5)	77,700
	—	60,000	(6)	6.26	12/6/2021	20,000	(7)	155,400
G. Kenneth Stephens, Jr.	40,000	—		6.33	1/8/2014	—		—
	15,000	—		8.47	12/19/2014	—		—
	37,500	12,500	(2)	3.09	1/5/2016	—		—
	25,000	25,000	(3)	5.14	12/16/2016	—		—
	15,000	45,000	(4)	6.22	12/8/2017	10,001	(5)	77,708
	—	50,000	(6)	6.26	12/6/2021	16,667	(7)	129,503

(1)	Based on the closing market price of $7.77 on October 31, 2012, the last day of our 2012 fiscal year.
(2)	This option vested in full on January 5, 2013.
(3)	One-half of the unvested portion of this option award vested on December 16, 2012 and the remainder will vest on December 16, 2013.
(4)	One-third of the unvested portion of this option award vested on December 8, 2012 and the remainder will vest in two equal annual installments on December 8 of 2013 and 2014.
(5)	These shares of performance-based restricted stock will vest on October 31, 2013 only if the closing price of a share of Class A common stock meets or exceeds $9.00 for 20 consecutive trading days during fiscal 2013. If this market condition is not met, all shares will be forfeited.

(6)	One-fourth of this unvested option award vested on December 6, 2012 and the remainder will vest in three equal annual installments on December 6 of 2013, 2014, and 2015.
(7)	These shares of performance-based restricted stock will vest on the last day of a given fiscal year if the closing price of a share of Class A common stock meets or exceeds a certain “target price” for 20 consecutive trading days during that fiscal year. The vesting schedule is as follows:

Portion of Awards Vesting	Vesting Date	Target Price
One-half	October 31, 2013	$7.58

All unvested shares	October 31, 2014	$8.34

One-half of the restricted stock award met the performance target in January 2013, as the target price of $7.58 was met for 20 consecutive trading days. These shares will vest on October 31, 2013.

(8)	This option vested in full on December 15, 2012.
(9)	One-half of the unvested portion of this option award vested on December 7, 2012 and the remainder will vest on December 7, 2013.
(10)	The unvested portion of this option award will vest in three equal annual installments on August 13 of 2013, 2014, and 2015.

2012 Option Exercises and Restricted Stock Vested

The following table sets forth certain information about option exercises and the vesting of restricted stock during fiscal 2012 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Thomas M. Kitchen	—	—	93,332	725,190
Lewis J. Derbes, Jr.	6,500	15,860	25,499	195,840
Kenneth G. Myers, Jr.	6,500	20,410	38,331	297,832
Lawrence B. Hawkins	41,607	107,866	28,333	220,147
G. Kenneth Stephens, Jr.	41,607	107,666	26,665	207,187

(1)	The value realized on exercise is calculated based on the difference between the closing market price per share on the date of exercise and the exercise price of each option.
(2)	The value realized on vesting is calculated using the closing market price per share on the date of vesting or, if there was no trading in our Class A common stock that day, the previous date on which our shares were traded.

2012 Pension Benefits

The SERP provides retirement benefits to a select group of highly-compensated management employees. The SERP is an unfunded, nonqualified, noncontributory retirement plan. The following table provides information on the benefits provided to the Named Executive Officers through the SERP as of October 31, 2012.

Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Thomas M. Kitchen	7.9	(2)	2,269,447	(3)	—
Lewis J. Derbes, Jr.		(4)	821,117	(5)	—
Kenneth G. Myers, Jr.		(4)	1,612,268	(5)	—
Lawrence B. Hawkins		(4)	2,225,772	(5)	—
G. Kenneth Stephens, Jr.		(4)	1,128,702	(5)	—

(1)	The assumptions used in determining the present value of the accumulated SERP benefit as of the end of fiscal 2012 for all Named Executive Officers were as follows: a 3.44% discount rate, no pre-retirement turnover, no pre-retirement mortality, and a post-retirement mortality of RP 2000 White Collar with projected improvements to 2020.
(2)	As we describe in more detail in note 3, the benefit for Mr. Kitchen is equal to 4% of final average salary for each year of service up to 40% for 10 years of service.
(3)	The present value of the accumulated benefit for Mr. Kitchen is based on the retirement benefit that he would receive upon retirement at the end of 2012, which benefit is based on service and is not reduced due to age. If Mr. Kitchen were to retire after 10 years of service, assuming final average salary equal to 2012 fiscal year base salary, he would receive the maximum 40% benefit with a present value of $2,903,150.
(4)	Benefits for these executive officers are based upon age at retirement rather than years of credited service. However, as of October 31, 2012, Messrs. Derbes, Myers, Hawkins, and Stephens had 7.4, 6.7, 23.7, and 26.5 years of service, respectively, with our Company, and 1.8, 3.8, 10.6, and 10.6 years, respectively, in the SERP.
(5)	In determining the present value of these officers’ accumulated benefit, we assumed a retirement date of age 65 at which time each would be entitled to an unreduced benefit.

General SERP Terms

Each of the Named Executive Officers participates in the SERP, although the terms of participation for Mr. Kitchen differ from the terms applicable to Messrs. Derbes, Myers, Hawkins, and Stephens. The compensation committee decides whether to add an officer as a SERP participant. A participant’s (or his beneficiary’s) receipt of unpaid benefits under the SERP is conditioned on the participant’s compliance with the SERP’s non-competition provisions following termination of employment.

Retirement Benefit. The SERP provides for a retirement benefit based solely on a percentage of “final average salary,” which is defined as the participant’s average monthly salary for the 36 months prior to his retirement date. Participants generally receive their retirement benefit in the form of a bi-weekly life annuity unless they elect a joint-and-survivor annuity or a 10-years-certain-and-life annuity (in either case, the benefit will be the actuarial equivalent of a life annuity).

The compensation committee amended the SERP during fiscal 2012 to make an early retirement benefit available to participants (other than Mr. Kitchen, who is currently retirement-eligible) who have served seven or more years with our Company regardless of his age, effective for retirements occurring on or after June 20, 2012. Prior to this amendment, the earliest retirement date for these SERP participants would have been the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment with us, or (3) completion of the participant’s fifth year in the SERP.

Change of Control Benefit. In the event of a change of control of the Company, each executive will receive a lump sum distribution of all benefits equal to the actuarial equivalent to the bi-weekly benefit he would receive had he retired as of the date of the change of control. In addition, a participant who is not yet entitled to an early retirement benefit under the SERP will receive a pro rata early retirement benefit in the event his employment is terminated following a change of control of the Company.

Death Benefit. The SERP also provides a death benefit if a participant who is eligible for early retirement or normal retirement dies prior to termination of employment. If a surviving spouse is the only beneficiary, the spouse is entitled to a bi-weekly benefit for life equal to the pension the surviving spouse would have received if the participant had retired on the date of death, elected a joint-and-survivor annuity, and died prior to his first payment under the SERP. Any non-spousal beneficiary would receive a death benefit over 120 months, determined using the same assumptions used to calculate a spouse’s benefit except we will assume that the participant had elected a 10-years-certain-and-life annuity.

SERP Benefit for Mr. Kitchen

The SERP benefit for Mr. Kitchen is based upon years of service and final average salary. A benefit of 4% of final average salary vests for each year of service with the Company, up to 40% of final average salary after 10 years of service, with pro rata interim additions for each full two-week pay period in a partial year of service. In determining the present value of the accumulated benefits shown in the table above, the accumulated benefits for Mr. Kitchen is equal to the number of years of service multiplied by the 4% per year accrual rate. The accumulated benefits are not reduced due to age.

The following table estimates the SERP benefit Mr. Kitchen would receive under different scenarios:

Named Executive Officer	Currently Retirement Eligible?	Estimated SERP Benefit (based on final average salary)
		Retirement on October 31, 2012		Retirement at age 65(1)		Death on October 31, 2012
		Percentage of Final Salary	Annual Benefit for Life	Percentage of Final Salary	Annual Benefit for Life	Annual Benefit(2)
Thomas M. Kitchen	Yes	31.7%	$163,681	31.7%	$163,914	$133,893

(1)	Assumes final average salary equal to the average base salary over the prior three fiscal years.
(2)	Amount payable for life to the spouse of Mr. Kitchen.

SERP Benefits for Other Named Executive Officers

The SERP benefit for each of Messrs. Derbes, Myers, Hawkins, and Stephens is 40% of final average salary if the participant retires on or after age 65. If the executive retires after seven years of service, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65, declining by two percentage points per year (1/26 of such amount for each full two-week pay period), to a minimum of 10% for retirement on or before age 50.

Each of Messrs. Derbes, Hawkins, and Stephens is currently eligible for an early retirement benefit, but Mr. Myers is not. The earliest retirement date for Mr. Myers is his seventh anniversary of service with the Company, which is scheduled to occur during fiscal 2013. The following table estimates the SERP benefits each of Messrs. Derbes, Myers, Hawkins, and Stephens would receive under different scenarios:

Named Executive Officer	Currently Eligible for Early Retirement?	Estimated SERP Benefit (based on final average salary)
		Retirement on October 31, 2012		Retirement at age 65(1)		Death on October 31, 2012
		Percentage of Final Salary	Annual Benefit for Life	Percentage of Final Salary	Annual Benefit for Life	Annual Benefit(2)
Lewis J. Derbes, Jr.	Yes	10.0%	$26,217	40%	$130,000	$23,959
Kenneth G. Myers, Jr.	No	—	—	40%	$173,600	—
Lawrence B. Hawkins	Yes	38.2%	$155,572	40%	$167,280	$127,312
G. Kenneth Stephens, Jr.	Yes	12.3%	$42,083	40%	$130,000	$36,830

(1)	Final average salary is based on the participant’s pay rate at October 31, 2012 projected to full retirement age assuming no future pay increases.
(2)	Amount payable for life to the participant’s spouse.

2012 Nonqualified Deferred Compensation

The following table describes the contributions, earnings and balance at the end of fiscal 2012 for each of the Named Executive Officers under our Deferred Compensation Plan.

Name	Executive Contributions in FY 2012(1) ($)	Company Contributions in FY 2012(2) ($)	Aggregate Earnings in FY 2012(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 31, 2012(4) ($)
Thomas M. Kitchen	93,671	14,048	68,016	—	786,651
Lewis J. Derbes, Jr.	33,457	3,636	3,273	—	46,837
Kenneth G. Myers, Jr.	60,519	6,049	13,734	—	174,458
Lawrence B. Hawkins	—	—	7,597	—	83,431
G. Kenneth Stephens, Jr.	—	—	74,665	—	820,020

(1)	All amounts reported in this column are also included in the column titled “Salary” in the “Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the “Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following amounts are also included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table:” Mr. Kitchen – $48,547, Mr. Derbes – $2,336, Mr. Myers – $9,803, Mr. Hawkins – $5,422, and Mr. Stephens – $53,293.
(4)	Of the amounts reported in this column, the following aggregate amounts were included in the “Summary Compensation Table” as compensation earned in 2010 and 2011 for the following officers: Mr. Kitchen – $202,013, Mr. Derbes – $6,404 (2011 only), Mr. Myers – $87,232, Mr. Hawkins – $8,206, Mr. Stephens – $80,650.

We have a qualified defined contribution retirement plan commonly known as a 401(k) plan in which substantially all employees may participate. We also have a nonqualified key employee defined contribution supplemental retirement plan, the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that provides some of our highly compensated employees the opportunity to accumulate deferred compensation that cannot be accumulated under our 401(k) plan due to limitations imposed by tax laws. The amounts in the table above relate to our Deferred Compensation Plan.

Under the Deferred Compensation Plan, participants may contribute up to 15% of their earnings in excess of the amount of compensation that can be considered for purposes of the 401(k) plan. We credit to the participant a matching contribution at the same rate as the matching contribution we provide to our 401(k) plan participants, which is currently 25% of the first 6% of eligible compensation contributed. Company matching contributions vest in the same manner as those contributions under the 401(k) plan, which currently provides for full vesting after three years of service. Each of the Named Executive Officers is fully vested under the Deferred Compensation Plan. Account balances are credited with interest at the rate of our weighted average cost of capital.

A participant or his beneficiary is entitled to receive amounts vested under the Deferred Compensation Plan in the event of termination of employment, retirement, disability or death. In addition, upon a change of control, the participant accounts become fully vested and payable. Distributions are made in cash in a lump sum. Participants may apply to receive distributions in the case of an unforeseeable emergency.

If their employment had terminated on October 31, 2012 (including due to retirement, disability or death), Messrs. Kitchen, Derbes, Myers, Hawkins, and Stephens would have been entitled to receive a lump sum distribution of $786,651, $46,837, $174,458, $83,431, and $820,020, respectively. These amounts represent the sum of each executive officer’s contributions, vested Company contributions, and any earnings on those contributions. Amounts payable under the Deferred Compensation Plan upon a change of control are described under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

The following information and table sets forth the amounts that would have been payable to each of our Named Executive Officers under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on October 31, 2012. For each such scenario, the table shows both payments that are triggered by the termination (“termination-related benefits”) or change of control, plus any payout of amounts the Named Executive Officer earned or accrued prior to termination, namely, balances under our Deferred Compensation Plan, accrued retirement benefits under the SERP, and the value of any vested but unexercised options. This table does not include amounts earned under qualified plans or accrued vacation.

Event	Thomas M. Kitchen		Lewis J. Derbes, Jr.		Kenneth G. Myers, Jr.		Lawrence B. Hawkins		G. Kenneth Stephens, Jr.
Involuntary Termination (without Cause or with Good Reason)
Cash severance payment	$600,000	(1)	$—		$—		$—		$—
Subtotal – Termination-Related Benefits	$600,000		$—		$—		$—		$—
Vested stock options(2)	$493,150		$109,335		$330,776		$322,100		$322,100
Present Value of SERP Payout	2,269,447		571,700		—		2,213,141		807,453
Payout of Existing Deferred Comp Plan Balance	786,651		46,837		174,458		83,431		820,020
Total	$4,149,248		$727,872		$505,234		$2,618,672		$1,949,573

Change in Control (No Termination)
Accelerated stock options(2)	$780,450		$203,525		$393,119		$284,600		$269,500
Accelerated vesting of restricted stock(2)	932,400	(3)	258,997	(3)	349,666	(3)	233,100	(3)	207,210	(3)
Total	$1,712,850		$462,522		$742,785		$517,700		$476,710

Change in Control with Termination
Cash severance payment	$1,723,821	(4)	$504,470	(5)	$669,995	(5)	$685,307	(5)	$513,508	(5)
Accelerated stock options(2)	780,450		203,525		393,119		284,600		269,500
Accelerated vesting of restricted stock(2)	932,400	(3)	258,997	(3)	349,666	(3)	233,100	(3)	207,210	(3)
Additional SERP Benefit	48,914	(6)	33,318	(6)	1,329,191	(7)	46,542	(6)	29,439	(6)
Subtotal – Termination-Related Benefits	$3,485,585		$1,000,310		$2,741,971		$1,249,549		$1,019,657
Vested stock options(2)	$493,150		$109,335		$330,776		$322,100		$322,100
Present Value of SERP Payout	2,269,447		571,700		—		2,213,141		807,453
Payout of Existing Deferred Comp Plan Balance	786,651		46,837		174,458		83,431		820,020
Total	$7,034,833		$1,728,182		$3,247,205		$3,868,221		$2,969,230

Any Other Termination (No Termination-Related Benefits)
Vested stock options(2)	$493,150		$109,335		$330,776		$322,100		$322,100
Present Value of SERP Payout	2,269,447		571,700		—		2,213,141		807,453
Payout of Existing Deferred Comp Plan Balance	786,651		46,837		174,458		83,431		820,020
Total	$3,549,248		$727,872		$505,234		$2,618,672		$1,949,573

(1)	This amount represents a single year’s base salary per the terms of Mr. Kitchen’s employment agreement.
(2)	The value of restricted stock is based on the closing price of our common stock on October 31, 2012. The value for the stock options is based on the difference between the exercise price of the related stock options and the closing price of our common stock on October 31, 2012. To the extent that the value of the closing price of one share of our common stock on October 31, 2012 was less than the exercise price, no value is included for the related stock options. If an employee is terminated for any reason outside of the context of a change in control, all unvested options and restricted stock are forfeited.
(3)	These amounts reflect the value of restricted stock that would vest under the terms and conditions of the respective grants.
(4)	This amount would be payable to Mr. Kitchen under his employment agreement in the event his employment was terminated without cause or for good reason within two years after a change of control. Mr. Kitchen would be paid two years’ base salary and guaranteed a bonus for the completed year equal to the average bonus paid to him over the last three years.

(5)	These amounts are payable to Messrs. Derbes, Myers, Hawkins, and Stephens under the Retention Plan in the event their employment is terminated without cause or for good reason within one year after a change of control. The amounts in the table reflect a cash payment equal to the sum of one year’s base salary, the greater of the average bonus paid to such officer over the last three years or the officer’s target bonus and 12 months of health and dental insurance premiums.
(6)	The amount disclosed is the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity.
(7)	This amount reflects the value of the SERP benefit that Mr. Myers would receive if he was terminated before reaching early retirement eligibility and following a change of control.

Payments Upon Termination

Under Mr. Kitchen’s employment agreement, if the Company terminates his employment without “cause” or if he resigns with “good reason” as those terms are defined in the agreement, he would be entitled to severance equal to one year’s base salary paid over a two-year period (unless such termination occurs within the two years following a change of control, as discussed below). Under the agreement, Mr. Kitchen is prohibited from competing with our Company for two years after termination of his employment for any reason, and his receipt of severance benefits is conditioned upon his continued compliance with those non-competition provisions.

Change of Control Benefits

Equity Awards. All of the stock options and restricted stock issued to our Named Executive Officers become exercisable, and the restrictions lapse, upon a change of control.

Deferred Compensation Plan. Pursuant to our Deferred Compensation Plan, any unvested amounts become fully vested upon a change of control. Since they have completed more than three years of service with us, all of our Named Executive Officers are currently fully vested in the Deferred Compensation Plan.

SERP. Each of our Named Executive Officers except Mr. Myers is currently eligible for a retirement benefit under the SERP. In the event of a change of control, each of these officers would receive a lump sum distribution of all benefits equal to the actuarial equivalent to the bi-weekly benefit he would receive had he retired as of the date of the change of control. However, because Mr. Myers is not yet entitled to an early retirement benefit under the SERP, following a change of control, he would receive a pro rata early retirement benefit in the event his employment is terminated before reaching early retirement eligibility.

Employment Agreement with Mr. Kitchen. Mr. Kitchen’s employment agreement provides him with certain change of control benefits. The term of Mr. Kitchen’s employment under the agreement continues through April 7, 2014, but if a change of control occurs on or prior to that date, the employment term will continue for the longer of the remaining term or two years, subject to earlier termination of the agreement as provided therein. For each full fiscal year in which Mr. Kitchen is employed between a change of control and the second anniversary of the change of control, he will be guaranteed to receive a bonus at least equal to the “average bonus” – i.e., the average bonus paid to him for the last three completed fiscal years prior to the change of control.

If Mr. Kitchen is terminated without cause or resigns with good reason within two years after a change of control, he would be entitled to severance equal to two years’ base salary, plus a pro rata average bonus for the year of termination. The agreement provides that any change of control severance benefits that are not paid out immediately will be contributed to a rabbi trust. The agreement also provides a reduction of any change of control benefits to avoid parachute payment excise taxes if Mr. Kitchen would receive greater after-tax benefits with a reduction than he would receive if he had been paid the unreduced benefit and paid the excise tax. The non-competition provisions of Mr. Kitchen’s employment agreement would continue to apply after a change of control. For more information, see the section entitled “Executive Compensation – Employment Agreements.”

Retention Plan. The Company has a Retention Plan to encourage the continued employment of key management personnel (including Messrs. Derbes, Myers, Hawkins and Stephens) in the event of an impending change of control of the Company and to alleviate concerns about the possible loss of employment upon a change of control. Mr. Kitchen may also participate in the Retention Plan, but only if the Retention Plan provides him with benefits that are more favorable than the benefits provided through his employment agreement (as previously described under “Employment Agreement with Mr. Kitchen”).

The Retention Plan provides that if a change of control occurs, employment of a participant will continue through the first anniversary of the change of control on equivalent terms, including a guaranteed annual cash bonus for the fiscal year ending during this period in an amount equal to the greater of the “average bonus” – i.e., the average bonus paid to the executive for the last three completed fiscal years prior to the change of control – or the participant’s target bonus.

If, during this one-year period, the Company terminates the participant’s employment without cause or the participant terminates employment for good reason, then the participant will receive a cash payment equal to the sum of one year of base salary plus the greater of the average bonus or the participant’s target bonus. In addition, for a period of 12 months following termination, the Company will continue to provide the participant with health and dental insurance at terms no less favorable than those in effect immediately preceding the change of control.

AUDIT COMMITTEE REPORT

In order to issue this Audit Committee Report, the audit committee has met and held discussions with management, our internal auditors and our independent registered public accounting firm. Management represented to the audit committee that our Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our Company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Public Company Accounting Oversight Board (“PCAOB”), Professional Standards, AU Section 380).

In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and our management, including matters in the written disclosures and letter provided by the firm to the audit committee as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The independent registered public accounting firm has represented to the Company that they are independent under the applicable rules of the SEC.

The audit committee has discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our Company’s internal controls over financial reporting and the overall quality of our Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended October 31, 2012, for filing with the SEC.

The following table lists the aggregate fees and costs billed by PricewaterhouseCoopers LLP, the member firms of PricewaterhouseCoopers International Limited, and their respective affiliates to our Company for the fiscal years ended October 31, 2012 and 2011.

	Amount Billed for Fiscal Year Ended
	October 31, 2012	October 31, 2011
Audit Fees(1)	$1,397,400	$1,453,000
Audit-Related Fees(2)	73,700	—
Tax Fees(3)	90,124	78,557
All Other Fees	—	—

Total Fees Paid	$1,561,224	$1,531,557

(1)	Consists of aggregate fees and costs for professional services rendered in connection with the annual audit of our financial statements and internal controls over financial reporting, SEC review, comfort letters issued in connection with our debt refinancing, statutory audits including the audit of Investors Trust, Inc., and fees for reviewing the financial statements included in our Company’s Forms 10-Q during the fiscal years ended October 31, 2012 and 2011.
(2)	Represents fees paid for acquisition-related due diligence and accounting consultations.
(3)	Relates to aggregate fees and costs for professional services rendered in connection with our tax compliance, including the preparation of international tax returns for the fiscal years ended October 31, 2012 and 2011.

The audit committee has determined that the provision of the services described above is compatible with maintaining the principal accountant’s independence from our Company.

The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting for ratification. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the Company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax matters up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee, but if approved by the chair it will be reported to the full committee at the next meeting. In fiscal year 2012, 100% of the services provided to the Company by the independent registered public accounting firm were pre-approved in compliance with the policies described above.

Submitted by the Audit Committee:

Ashton J. Ryan, Jr., Chairman	John B. Elstrott, Jr.	Alden J. McDonald, Jr.	Ronald H. Patron

PROPOSAL TO RATIFY THE RETENTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2012. The audit committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013, which retention will be submitted to the shareholders for ratification. If the shareholders do not ratify the retention of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote on the proposal at the annual meeting, the retention will be reconsidered by the audit committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends that shareholders vote “FOR” the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Code of Business Conduct and Ethics requires our directors and executive officers to disclose to the audit committee of the board of directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Such a conflict of interest may be permitted only if it is approved in writing by the audit committee, which the committee would do only if it determined that the transaction or relationship was in the best interests of our Company. Directors and executive officers are required to certify annually that they have complied with the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics describes a conflict of interest as “any situation that would create a conflict between their own interests (i.e., those of directors, officers and employees) and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons.” The Code of Business Conduct and Ethics does not attempt to describe or define every conflict of interest, but rather sets forth general principles and provides examples. Our Code of Business Conduct and Ethics is available on our website at www.stewartenterprises.com. In addition, each year in connection with the preparation of our annual report on Form 10-K and proxy statement, our directors and executive officers are required to complete a detailed questionnaire that, among other things, requires disclosure of transactions with related persons as defined in Regulation S-K Item 404(a). Our audit committee charter requires that the audit committee review and approve all such transactions, regardless of size.

In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain beneficiaries of The Stewart Family Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2012, including accrued interest, was approximately $1,475,598.

The father of G. Kenneth Stephens, Jr., Senior Vice President – Eastern Division, has an 81% ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2012, we paid Cemetery Funeral Supply, Inc. $137,166.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2012.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of our Company’s total voting power is necessary to constitute a quorum. If a quorum is present, directors will be elected by plurality vote while other proposals will each require the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote with respect to such proposal at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Abstentions, broker non-votes, and withheld votes will have no effect on the plurality vote for the election of directors. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for quorum purposes.

All properly submitted proxies received by us will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein, and for each of the other proposals described in this proxy statement.

The board of directors does not know of any matters to be presented at our 2013 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment of the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Proposals

Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2014 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 6, 2013.

All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2014 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 6, 2013, although this date will change in accordance with our bylaws if the date of our 2014 annual meeting is 30 calendar days earlier or later than April 18, 2014. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lisa T. Winningkoff
Lisa T. Winningkoff
Secretary
Jefferson, Louisiana

March 6, 2013

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the internet or by telephone must be received by 1:00 a.m., Eastern Time, on April 18, 2013.

Vote by Internet

- Go to **www.envisionreports.com/STEI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends that you vote FOR each of the nominees and FOR each of the proposals.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - John B. Elstrott, Jr.	☐	☐	02 - Thomas M. Kitchen	☐	☐	03 - Alden J. McDonald, Jr.	☐	☐
04 - Ronald H. Patron	☐	☐	05 - Ashton J. Ryan, Jr.	☐	☐	06 - John K. Saer, Jr.	☐	☐
07 - Frank B. Stewart, Jr.	☐	☐						

Proposal	For	Against	Abstain
2. Say on pay vote: advisory (non-binding) vote to approve executive compensation as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the retention of the Company's independent registered public accounting firm for the fiscal year ending October 31, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX

01KXKC